Exhibit 4.5

To:

Natuzzi S.p.A.

Viale Iazzitiello, 47

70029 Santeramo in Colle (BA)

For the attention of: Mr. Vittorio Notarpietro

Milan, 9 July 2015

To whom it may concern,

we received your letter today, the content of which is transcribed in full below, which we fully and unconditionally accept.

*************************

To:

Muttley S.r.l.

Via Alessandro Pestalozza, No. 12-14

20131 Milan

For the attention of the Sole Director

Santeramo in Colle, 9 July 2015

Re: Framework Agreement for Assignment of Receivables - Proposal

To whom it may concern,

Following on from our conversations, please find below our agreements reached in relation to the following

FRAMEWORK AGREEMENT FOR ASSIGNMENT OF RECEIVABLES

BETWEEN:

(1) Natuzzi S.p.A., with its head office at Via Iazzitiello No. 47, Santeramo in Colle (BA), a fully paid-up share capital of €54,853,045.00, tax ID and VAT no. 03513760722, Bari Business Register entry no. BA-261878, by way of special legal representative Vittorio Notarpietro, born in Ostuni (BR) on 19 March 1963 and having chosen the company’s head office as a correspondence address for the role (“Natuzzi” or “Assigner”);

- party of the first part -

AND

(2) Muttley S.r.l., a company established in accordance with Italian Law No. 130 of 30/4/1999 (“Securitisation Law”), with its head office at Via Alessandro Pestalozza, No. 12-14, Milan, with tax ID and Milan Business Register entry no. 09094800969, in the process of registration in the “list of financial vehicle corporations” kept by the Bank of Italy in accordance with Article 2 of the Bank of Italy provision of 29 April 2011, relating exclusively to the performance of one or more receivable securitisation operations, within the meaning of Article 3 of the Securitisation Law (“Assignee” or “Issuer”).

- party of the second part -

The Assigner and the Assignee are hereinafter defined jointly as “Parties” and individually as “Party”.

WHEREAS:

(A)

The Assigner carries out the manufacture and sale of sofas and armchairs, furniture in general and furnishing products, as well as the production, processing and sale of the related raw materials and semi-finished products (“Products”),

(B)

The Assignee is interested in purchasing, on a continuous basis and without recourse, in accordance with the Securitisation Law, the ownership and all connected rights (including interests and other accessories) and benefits held by the Assigner with respect to certain receivables deriving from the exercise of the business activity indicated in the previous Recital (A) in accordance with the terms and conditions set forth below. Such purchases are related to the performance by the Assignee of a securitisation operation (hereinafter “Securitisation”) in accordance with the Securitisation Law.

(C)	Upon signing this framework agreement for assignment of receivables (as amended and/or supplemented, “Agreement”):

(i)

the Assignee shall enter into with Zenith S.p.A. (“Zenith” or “Servicer”) a servicing agreement (as amended and/or supplemented, “Servicing Agreement”) under which Zenith shall be appointed as agent of the Assignee, inter alia, for the management, administration and collection of the Assigned Receivables (as defined below);

(ii)

the Servicer shall enter into with Natuzzi (as “Sub-Servicer”) a Sub-Servicing Agreement (as amended and/or supplemented, “Sub-Servicing Agreement”) under which Natuzzi shall be appointed as Servicer for certain activities under the Servicing Agreement relating, in particular, to the management, administration and collection of Assigned Receivables (as defined below);

(iii)

the Assignee shall assign a mandate to Intesa Sanpaolo S.p.A. and Banca IMI S.p.A. to act as sponsor and portfolio manager of the Securitisation (“Sponsor” or “Portfolio Manager”) to carry out certain activities relating to this Agreement (including the exercise of certain rights on behalf of the Assignee) according to the indications given in this Agreement.

In this respect, the Assigner acknowledges that the Assignee has agreed to enter into this Agreement on the basis of the availability, capacity and commitment of the Sub-Servicer to act in such capacities in accordance with the Sub-Servicing Agreement;

NOW, THEREFORE,

the Parties agree to the following.

1.	RECITALS, ATTACHMENTS. DEFINITIONS AND INTERPRETATION

1.1	Recitals and Attachments

The recitals (“Recitals”) and attachments (“Attachments”) to this Agreement constitute an integral and substantial part thereof.

1.2	Definitions and interpretation

1.1.1

The terms and expressions with a capital initial used in this agreement shall have the meaning assigned to them in Attachment 1 (Definitions and interpretation), except where such terms are defined in other parts or clauses of this Agreement, in which case their meaning shall be that assigned to them in the definitions given in those other parts or clauses of the Agreement.

1.1.2

This Agreement is to be interpreted and implemented in accordance with the interpretative principles set forth in Attachment 1 (Definitions and interpretation), supplementing the legal rules of interpretation.

2	ASSIGNMENT OF RECEIVABLES

2.1	Purpose of the Agreement

2.1.1

The purpose of this Agreement is the assignment, not in bulk and without recourse (without any guarantee from the Assigner against non-fulfilment or insolvency of the assigned debtor), by the Assigner to the Assignee, in accordance with Article 4.1 of the Securitisation Law, of the ownership of Portfolios of Eligible Receivables held with Eligible Debtors indicated in the Debtor List, along with all rights and interests (including, for purposes of clarity, any Late Payment Interest accrued after the relevant Purchase Date) and other accessories related to such Eligible Receivables in accordance with the transfer procedures and conditions set forth in Attachment 3 (operating procedure for the sale of Eligible Receivables), on the condition that each of the Portfolios satisfies all the Portfolio Criteria set forth in Article 2.5 below.

2.1.2

It is understood that the Assigner shall have the right to assign, on each Offer Date, Eligible Receivables held with new Eligible Debtors not previously included in the Debtor List provided that both the following conditions are met:

(i)

the Assigner has communicated to the Assignee and the Portfolio Manager in writing, including via email, the names and all other information necessary for the identification in accordance with Attachment 12 and for analysing the risk profile of such new Debtors, the duration of the commercial relationship with each of such new Eligible Debtors and the amount of the Eligible Receivables held with them before the Proposed Eligible Debtor List Modification Date immediately preceding the relevant Offer Date; and

(ii)

by the Eligible Debtor List Modification Date immediately preceding the relevant Offer Date, the Assignee (including through its Portfolio Manager) has given the Assigner its written consent to the inclusion of such new Eligible Debtors in the Debtor List and has sent to the Assigner a new Debtor List which includes such new Eligible Debtors.

The foregoing is notwithstanding the right of the Assignee (including through its Portfolio Manager) to subsequently exclude one or more of such new Eligible Debtors in accordance with Article 2.4.3 below.

2.1.3

Notwithstanding the terms of Article 2.1.4 below, where the Outstanding Amount of the Assigned Receivables is less than the Maximum Portfolio Amount, the Assigner shall present to the Assignee and to the Portfolio Manager new Eligible Debtors not previously included in the Debtor List, under the terms and conditions set forth in Article 2.1.2 above (whose inclusion – as mentioned – is dependent upon the consent of the Assignee, which may be given through the Portfolio Manager), in order for the Maximum Portfolio Amount to be reached.

2.1.4

Should the Assigner declare to the Assignee and to the Portfolio Manager that it is unable to present new Eligible Debtors or has presented new Eligible Debtors but has not obtained the consent of the Assignee (including through the Portfolio Manager) in accordance with Article 2.1.3, the Parties shall mutually negotiate, reasonably, in good faith and taking into account the seasonality of sales, a reduction in the Maximum Portfolio Amount proportionate to the reduction in the Outstanding Amount of Assigned Receivables.

2.2	Assignment of First Portfolio

2.2.1

On the First Offer Date, the Assigner shall be entitled (but not obligated) to offer for sale to the Assignee a Portfolio of Eligible Receivables (“First Portfolio”) and the Assignee shall be entitled (but not obligated) to purchase the First Portfolio offered for sale.

2.2.2

The Parties also agree that the First Portfolio may comprise all Receivables still to be collected as of the First Cut-Off Date (inclusive) and with an invoice Issue Date not prior to 1 April 2015 (inclusive).

2.3	Assignment of Subsequent Portfolios

2.3.1

After the First Portfolio is purchased, the Assigner, on each Offer Date for each month that passes during the Revolving Period, shall be required to offer for sale to the Assignee a Subsequent Portfolio which includes all Eligible Receivables held by the Assigner with the Eligible Debtors, and the Assignee, notwithstanding the provisions of Articles 2.3.3, 2.7 and 5, shall be required to purchase each Subsequent Portfolio offered for sale, such that each collection relating to each Assigned Receivable included in a Subsequent Portfolio belongs to the Assignee and is therefore collected – through the Assigner, as Sub-Servicer (in accordance with the Sub-Servicing Agreement) – by the Assignee.

2.3.2

The Parties agree that each Subsequent Portfolio shall comprise all Receivables that are Eligible Receivables and which have not yet been assigned to the Assignee in accordance with this Agreement, notwithstanding the provisions of Articles 2.3.3 and 2.5.1 below.

2.3.3

The Assigner shall select the Eligible Receivables to be offered to the Assignee in accordance with this Agreement in such a way as to ensure that, at each Cut-Off Date immediately preceding an Offer Date (with regard to the assignment referred to in Article 2.3.1 above) or at each Collection Transfer Date (with regard to the assignment referred to in Article 2.3.4 below), all Portfolio Criteria referred to in Article 2.5 below are met.

2.3.4

Following the purchase of the First Portfolio and in addition to the provisions of Article 2.3.1 above (and therefore in addition to the sale to the Assignee, at each Offer Date, of a Subsequent Portfolio of Eligible Receivables according to the terms set forth therein), the

Assigner, at each Collection Transfer Date which passes during the Revolving Period – with the exception of each Collection Transfer Date immediately preceding a Payment Date – may offer for sale to the Assignee a Subsequent Portfolio of Eligible Receivables. The Assignee, notwithstanding the provisions of Articles 2.3.3, 2.7 and 5, shall be required to purchase each Subsequent Portfolio offered for sale on such Collection Transfer Date, such that each collection relating to each Assigned Receivable included in a Subsequent Portfolio belongs to the Assignee and is therefore collected – through the Assigner, as Sub-Servicer (in accordance with the Sub-Servicing Agreement) – by the Assignee.

2.3.5

The Parties agree that each Subsequent Portfolio offered by the Assigner in accordance with Article 2.3.4 above shall comprise all Receivables that are Eligible Receivables and which have not yet been assigned to the Assignee in accordance with this Agreement, notwithstanding the provisions of Articles 2.3.3 and 2.5.1 below.

2.4	Eligible Debtors

2.4.1

The Parties agree and acknowledge that the Eligible Receivables offered at each Offer Date or, where applicable, on a Collection Transfer Date are to be held with Debtors which, as of the Cut-Off Date prior to the respective Offer Date or Collection Transfer Date, are included in the Debtor List (“Eligible Debtors”).

2.4.2

Notwithstanding the indications given in Article 2.1.2 above, each Eligible Debtor included in the Debtor List, as of the relative Cut-Off Date or Collection Transfer Date, must satisfy all the following requirements:

(a)

must be a resident of or have a base in Italy or in the European Union or in the following countries: United States, Canada or United Arab Emirates, or any other country previously authorised by the Portfolio Manager;

(b)	must be subject to Italian jurisdiction or the jurisdiction of the country of residence;

(c)	must not be a subsidiary of Natuzzi in accordance with Article 2359.1.1 of the Italian Civil Code and must not be a part of the Natuzzi Group;

(d)	must not be a physical person (with the exception of sole proprietorships);

(e)

as far as the Assigner is aware, the Debtor is not insolvent and no Receivable held with that Debtor is classified as a Receivable in Dispute solely within the meaning of points i) and iv) contained in the definition of Receivables in Dispute;

(f)	must not have delayed or interrupted the payment of Assigned Receivables referring to it in relation to:

i)	a legal dispute regarding a supply of Products in any respect and based on reasonably founded motives; or

ii)

an out-of-court dispute regarding a supply of Products, drafted in writing, in any respect and based on reasonably founded motives and such dispute is not settled with an agreement within two months from the date it is filed;

iii)

any objection regarding a supply of Products that could compromise the existence and/or collectability of the related Receivable (including, without limitation, any objection to compensation), provided that such objection was made in writing and is not settled with an agreement within two months after it is filed;

(g)

the Commercial Agreement on which the respective Receivable is based has not been terminated at the discretion of any of the parties and has not expired or, where it has expired, the Receivable in question was lawfully created during the contractual relationship.

2.4.3

On each Proposed Eligible Debtor List Modification Date, the Assigner shall notify the Assignee of any changes made in relation to Eligible Debtors in terms of their personal details and/or insurance coverage, using the form given in Attachment 13. By the following Eligible Debtor List Modification Date, the Assignee shall submit to the Assigner the Debtor List updated using the form given in Attachment 10.

2.4.4	The Parties agree to and acknowledge the following:

(a)

The Assignee may assess and ascertain – based on its reasonable judgement – any significant deterioration in the economic/financial situation and/or payment capacity of any Eligible Debtor included in the Debtor List (including any new Eligible Debtor added to the Debtor List in accordance with Article 2.1.2 above) which causes, based on the reasonable judgement of the Assignee (including through the Portfolio Manager), a deterioration in the credit risk of the Portfolio (including, but not limited to, the circumstance that one or more Insurance Companies has – for reasons not attributable to the Assignee – reduced or cancelled the Insurance Ceiling granted with respect to that Eligible Debtor). In such case, the Assignee (including through the Portfolio Manager) may, at its own discretion and by sending a written communication to the Assigner before each Eligible Debtor Modification Date, notify the Assigner:

(i)	of the exclusion from the Debtor List of such Eligible Debtors previously included in the Debtor List (“Excluded Debtors”); or

(ii)	of the modification to the Agreed Ceiling by the Assignee in relation to the Eligible Debtor in question, indicating such change in the Debtor List;

(b)

in the case referred to in section (a)(i) above, as of the Offer Date immediately after such communication (inclusive), the Assigner may no longer offer to the Assignee, and the Assignee shall no longer be required in any way to purchase, any Eligible Receivable held by the Assigner with any Excluded Debtor until the circumstances and events for which the Excluded Debtors were excluded have ceased or been permanently eliminated;

(c)

any exclusion of an Eligible Debtor from the Debtor List and any reduction in the Agreed Ceiling relating to an Eligible Debtor having already reached the maximum Agreed Ceiling with previous assignments shall not in any way compromise or have any effect on the validity and efficacy of assignments of Eligible Receivables already made prior to such exclusion/reduction of the Agreed Ceiling, which shall therefore remain valid and in effect between the Parties within the terms and conditions of this Agreement.

2.4.5

The Parties expressly agree that if any Insurance Policy issued by an Insurance Company to Natuzzi should be modified by Natuzzi without the prior consent of the Assignee, the Debtor covered by that Insurance Policy shall be considered as an Excluded Debtor in accordance with Article 2.4.4 above, notwithstanding that the Assignee may not unreasonably withhold its prior consent to any non-damaging modification to any Insurance Policy with respect to conditions relating to coverage of risk.

2.5	Portfolio criteria

2.5.1

Without prejudice to the Eligibility Criteria indicated in Attachment 2, the Assigner shall select the Eligible Receivables to be offered for sale to the Assignee in accordance with this Agreement in such a way as to ensure that, at each Cut-Off Date other than the First Cut-Off Date (with regard to the assignment referred to in Article 2.3.1 above) or at each Collection Transfer Date (with regard to the assignment referred to in Article 2.3.4 below), the portfolio comprising such Eligible Receivables satisfies all of the following criteria (“Portfolio Criteria”):

(i)

the Outstanding Amount of all Assigned Receivables existing at such Cut-Off Date or at such Collection Transfer Date and of the Eligible Receivables offered for assignment at the same Offer Date and, where applicable, at a Collection Transfer Date does not exceed the Maximum Portfolio Amount, in each case as calculated on the Cut-Off Date preceding the relative Offer Date (with regard to the assignment referred to in Article 2.3.1 above) or on the relative Collection Transfer Date (with regard to the optional assignment referred to in Article 2.3.4 above). It is to be understood that if the Maximum Portfolio Amount should be exceeded and the Assignee (including through the Portfolio Manager) does not notify the Assigner of its intention to purchase Eligible Receivables above the Maximum Portfolio Amount, the Assignee (including through the Portfolio Manager) may choose, in relation to the relevant Offer Date or Collection Transfer Date, the Eligible Receivables to be excluded – and in relation to which the related Eligible Receivables shall not be assigned at the Offer Date or Collection Transfer Date immediately thereafter – following the procedures set forth in Article 2.5.2 below, in order to comply with the Maximum Programme Amount;

(ii)

in regard to certain Assigned Debtors indicated by the Assignee, the Outstanding Amount of all Assigned Receivables existing at such Cut-Off Date or at such Collection Transfer Date held with each Assigned Debtor (including Eligible Receivables offered for assignment at the Offer Date after the relevant Cut-Off Date or, with regard to the assignment referred to in Article 2.3.4 above, at the relevant Collection Transfer Date) shall not exceed the Assignee’s Agreed Ceiling indicated in the Debtor List (as amended on occasion), as calculated at the Cut-Off Date preceding the relative Offer Date (with regard to the assignment referred to in Article 2.3.1 above) or at the relative Collection Transfer Date (with regard to the optional assignment referred to in Article 2.3.4 above). It is to be understood that where the Agreed Ceiling of an Eligible Debtor is exceeded and the Assignee has not notified the Assigner of its intention to purchase Eligible Receivables related to that debtor above the Agreed Ceiling applicable thereto, the Receivables held with that Eligible Debtor shall not be assigned at the Offer Date or at the Collection Transfer Date immediately thereafter. For as long as the Agreed Ceiling is exceeded, the relevant Eligible Debtor shall be excluded according to the procedures set forth in Article 2.5.2 below. It is to be understood that the Assignee may update the Agreed Ceiling for each Assigned Debtor on a monthly basis, promptly notifying the Assigner of any such modification.

2.5.2

Where the limits envisaged in part (i) of Article 2.5.1 above are exceeded, the Assigner shall notify (including via email) the Assignee and the Portfolio Manager within the period between (x) the Cut-Off Date preceding the relevant Offer Date, and (y) the subsequent Report Date, or the relevant Collection Transfer Date. After receiving such notification, the Assignee (including through the Portfolio Manager) shall promptly send to the Assigner a list of Eligible Debtors to be excluded. It is to be understood however that if the Assignee does not consent to the limit referred to in part (ii) of Article 2.5.1 above being exceeded, the Assigner may present to the Assignee new Eligible Receivables held with Eligible Debtors in relation to which the Agreed Ceiling has not been exceeded.

2.5.3

Without prejudice to Article 2.5.4 below, the Assigner and the Assignee (including through the Portfolio Manager) shall assess the Portfolio Criteria set forth in Article 2.5.1 above on each Calculation Date immediately prior to each Renewal Date in order to agree upon any changes that such Parties may deem necessary. Any changes to the Portfolio Criteria set forth in Article 2.5.1 agreed upon between the Assigner and the Assignee (including through the Portfolio Manager) shall apply starting from the relevant Renewal Date, notwithstanding that if such Parties do not reach an agreement in regard to such changes by the Calculation Date immediately preceding such Renewal Date, the Portfolio Criteria applicable as of said Calculation Date shall continue to apply in accordance with this Agreement.

2.5.4

On each Calculation Date, the Assigner may submit a written request to the Assignee and the Portfolio Manager for an increase in the Maximum Portfolio Amount. In such case, the Parties shall negotiate such increase in good faith and according to correctness, notwithstanding that: (i) the Assignee (including through the Portfolio Manager) shall be under no obligation whatsoever to accept the increase in the Maximum Portfolio Amount proposed by the Assigner, and (ii) any increase in the Maximum Portfolio Amount agreed between the Assigner and the Assignee (including through the Portfolio Manager) shall only apply after the Offer Date immediately following that on which such agreement is reached between the Parties.

2.5.5

The Assigner shall ensure that, during the Revolving Period: a) the Outstanding Amount of Assigned Receivables in euro does not fall below €1.5 million (one point five million euro); and b) the Outstanding Amount of Assigned Receivables in United States dollars does not fall below $3.5 million (three point five million United States dollars).

2.6	Consideration

The assignment and transfer of each Portfolio in accordance with this Agreement and of each Assignment Agreement shall be in exchange for a consideration equivalent to the Purchase Price, calculated according to the indications given in Attachment 4 (Calculation of the Purchase Price) and notified in accordance with the provisions of Attachment 3 (Operating Procedure for the Sale of Eligible Receivables), which shall be paid within the terms and conditions indicated in detail in Article 4 below.

2.7	Events that may affect the purchase of Subsequent Portfolios

The Parties agree – and the Assigner expressly acknowledges – that:

2.7.1

The commitment of the Assignee to purchase the Receivables included in each Subsequent Portfolio in accordance with this Agreement shall be subject to the absence of any financial tensions that may arise due to significant harmful events impacting the capital market and which have the consequence of significantly limiting the Assignee’s ability to secure short-term funding from the market in order to pay the relevant Purchase Price;

2.7.2

should the circumstance indicated in Article 2.7.1 occur, the Assignee shall not be required to purchase the Receivables and may choose not to accept the relevant offers of assignment where it sends to the Assigner, by the fifth Business Day prior to the relevant Purchase Date, a written communication confirming – in good faith and according to objective parameters – the existence of the aforementioned financial tensions and giving evidence thereof.

Where the circumstances indicated in Articles 2.7.1 and 2.7.2 continue for six subsequent Offer Dates, the Assignee (including through the Portfolio Manager) may terminate the Revolving Period by sending to the Assigner a unilateral notification of withdrawal with immediate effect (and without the application of any penalty or compensation).

2.8	Efficacy of assignment

2.8.1

Each assignment of Eligible Receivables shall take effect on the Purchase Date immediately after the related Offer Date (excluding assignment of the First Portfolio which shall take effect as upon acceptance of the proposed conclusion of the Assignment Agreement, including through payment by the Assignee of the corresponding Purchase Price in accordance with Article 1327 of the Italian Civil Code) with economic effects, in each case, starting from the previous Cut-Off Date. Consequently, the Parties agree that:

(a)	the Assignee shall be permitted to receive all collections related to the Assigned Receivables it has purchased after the related Cut-Off Date (inclusive); and

(b)	such collections must be transferred to the Assignee in accordance with the provisions contained in the Sub-Servicing Agreement.

2.8.2

Each assignment of Eligible Receivables carried out in accordance with Article 2.3.4 above shall take effect as of the relevant Collection Transfer Date, with economic effects starting on the same Collection Transfer Date – in accordance with Attachment 3 to the Assignment Agreement. Consequently, the Parties agree that:

(a)	the Assignee shall be permitted to receive all collections related to the Assigned Receivables it has purchased after the same Collection Transfer Date (inclusive); and

(b)	such collections must be transferred to the Assignee in accordance with the provisions contained in the Sub-Servicing Agreement.

2.9	Obligation to cooperate

The Parties agree to fully cooperate in carrying out any reasonable additional activity that may be necessary to facilitate the transfer of Eligible Receivables within the terms set forth in this Article 2 and according to the transfer procedures set forth in Attachment 3 (Operating procedure for the sale of Eligible Receivables).

2.10	Accessory amounts and Late Payment Interest

The Parties acknowledge and agree that:

(i)

each assignment of Eligible Receivables carried out in accordance with this Agreement also includes the assignment, to the Assignee, of any Accessory Amount (including Late Payment Interest) of the respective Eligible Receivables;

(ii)	Such Accessory Amounts shall be indicated in the Sub-Servicer Report drafted and submitted in accordance with the Sub-Servicing Agreement;

(iii)	such Accessory Amounts are not included in the calculation of the Purchase Price given in Article 4 below;

(iv)	such Accessory Amounts are to be paid to the Assignee within the terms and conditions indicated in Article 8 below.

2.11	Assignment of Insurance Policy benefits

The Assigner assigns (and undertakes to assign) to the Assignee in accordance with this Agreement all benefits and interests deriving from present and future Insurance Policies related to Receivables Assigned from time to time; it also undertakes to carry out any activities that may be necessary to fulfil such assignment including, where requested by the Assignee, notification of the assignment to the relevant Insurance Company in accordance with Articles 1260 et seq. of the Italian Civil Code. All existing Insurance Policies must be taken out in the name of the Assignee or another entity designated by the Assignee not later than 31 July 2015. It is naturally to be understood that any amounts paid out by the Insurance Company to the Assigner by way of compensation under the Insurance Policies on Assigned Receivables must be promptly paid and transferred to the Assignee.

3	NATURE OF ASSIGNMENTS

3.1	Assignment without recourse

The Parties agree that the transfer of Assigned Receivables to the Assignee shall be without recourse and without any nature of guarantee from the Assigner in regard to the solvency of each Assigned Debtor.

The Assignee therefore fully and expressly waives the guarantee of solvency in relation to Assigned Receivables.

3.2	Right to notify Assigned Debtors

The Assignee (including through the Portfolio Manager), at its own discretion and having informed the Assigner in advance, may report the assignment of Assigned Receivables it has purchased to:

3.2.1	all Assigned Debtors, where the appointment of the Sub-Servicer in accordance with Article 9 of the Sub-Servicing Agreement is revoked; and/or

3.2.2

each Assigned Debtor having been classified as an Insolvent Debtor and, where the debtor is insured, the deadlines for reporting an accident set forth in the relevant insurance policy have elapsed – without prejudice to the provisions governing the management of the Receivable in question set forth in the Sub-Servicing Agreement; and/or

3.2.3

each Eligible Debtor having been notified of the Assignment of Receivables from the Assigner to the Assignee, where the relevant Receivable is re-transferred from the Assignee to the Assigner within the circumstances set forth in this Agreement

(including through the transfer to each Assigned Debtor of any act or document confirming the transfer), and may to request the reasonable collaboration of the Assigner and/or Sub-Servicer in such respect.

3.3	Assignment of receivable but not of agreement

For purposes of clarity, each assignment of Receivables carried out by virtue of this Agreement shall not imply the transfer of the corresponding Commercial Agreement, nor shall it impose on the Assignee any obligation pursuant to such agreement or other obligations assumed by the Assigner towards Assigned Debtors based on the corresponding Commercial Agreement or any other agreement.

4	CALCULATION AND PAYMENT OF THE PURCHASE PRICE

4.1	Calculation of Purchase Price

4.1.1

The Purchase Price for each Portfolio sold in accordance with this Agreement shall be equal to the total of the Individual Purchase Prices of Receivables (calculated following the indications given in Attachment 4 (Calculation of Purchase Price)) purchased by the Assignee on the relevant Purchase Date and shall be paid to the Assignee according to the procedures indicated in this Article 4.

4.1.2	Attachment 4 (Calculation of Purchase Price) lays down the procedures for calculating the Individual Purchase Price of each Eligible Receivable.

4.2	Payment of Purchase Price

4.2.1

The Purchase Price for Receivables purchased by the Assignee on a Purchase Date (as calculated in accordance with Attachment 4 (Calculation of Purchase Price)) shall be paid by the Assignee on the subsequent Payment Date, crediting the relevant amount, divided by Eligible Currency, to the Natuzzi account and indicating in the description the Assignment Agreement to which the payment refers. The Parties expressly agree that such payment shall be considered, in accordance with Article 1327 of the Italian Civil Code, as acceptance by the Assignee of the proposed formalisation of the relevant Assignment Agreement in the absence of an expressed acceptance by the Assignee (including through the Portfolio Manager) of the proposed Assignment Agreement.

4.2.2

Payment of the Purchase Price for Receivables purchased by the Assignee on a Collection Transfer Date in accordance with Article 2.3.4 above may be made by the Assignee to the Assigner in two separate tranches, as follows:

(a)

the first tranche, equivalent to the lesser amount of (i) Collections (relating to all Receivables Assigned by the Assigner) to be transferred on that Collection Transfer Date in accordance with the Sub-Servicing Agreement; and (ii) 90% of the Face Value of the Receivables to which the assignment refers (“First Tranche”), on that Collection Transfer Date, it being understood that the payment of the First Tranche shall be made by offsetting the amount owed by the Assignee as an advance on the Purchase Price of the Receivables with respect to any amounts owed by the Sub-Servicer and/or Assigner to the Assignee on that Collection Transfer Date in accordance with the Sub-Servicing Agreement; and

(b)

the second tranche, equivalent to the difference between the respective Purchase Price and the First Tranche (“Second Tranche”), on the next Payment Date after that Collection Transfer Date, crediting the relative amount to the Natuzzi account.

4.2.3

In all cases in which the Purchase Price referred to in Article 4.4.2(a) is paid entirely or in part through offsetting, the Parties agree that, from the moment in which the Assignee – in accordance with Attachment 3 to the Assignment Agreement – notifies its agreement to purchase the Eligible Receivables included in the Portfolio offered for sale, the Assigner may withdraw from one or more of the Internal Collection Accounts a total amount corresponding to the amount offset in accordance with Article 4.2.2(a) above.

4.3	Payment on a specific date

4.3.1

The Parties expressly state that assignments of Assigned Receivables in accordance with this Agreement shall be subject to the provisions of Article 5.1, parts 1-bis and 2 of Italian Law 52/91, as provided by Article 4.1 of the Securitisation Law.

The Assigner, on a monthly basis and at its own expense, shall make a copy of the statement of each Natuzzi account – into which each Purchase Price amount payable to the Assigner is to be deposited – indicating when the payments were made to the Natuzzi account by the Assignee by virtue of Article 4.2 and when the funds were cleared and made available in the account, sending this copy to the Assignee and to the Portfolio Manager within two business days after each payment.

4.3.2

The Assigner shall fully cooperate with the Assignee and the Portfolio Manager to enable them to undertake any additional procedures and formalities that may be necessary or reasonably recommendable for assigning a specific date to the payments described in Article 4.2, in accordance with Article 5 of Italian Law 52/91 (as provided by Article 4.1 of the Securitisation Law) and Article 2704 of the Italian Civil Code.

5	CONDITIONS OF SUSPENSION AND TERMINATION

5.1

This Agreement shall not be binding or effective for the Parties until all the conditions of suspension indicated in Attachment 5 (Conditions of suspension), Part A (Conditions of suspension preceding the First Calculation Date) are met (as notified in writing by the Assigner to the Assignee in the proposal for the formalisation of Assignment Agreements in accordance with Attachment 3 (Operating procedure for the sale of Eligible Receivables)) or, alternatively, have been waived in writing by the Assignee (including through the Portfolio Manager).

5.2

If all the conditions of suspension set forth in Attachment 5 (Conditions of suspension), Part B (Conditions of suspension preceding each Purchase Date and Payment Date) have not been met (as notified in writing by the Assigner to the Assignee in the proposal for the formalisation of Assignment Agreements in accordance with Attachment 3 (Operating procedure for the sale of Eligible Receivables)) as of a Purchase Date or Collection Transfer Date, the Assignee shall not be required to purchase the Receivables offered for assignment on such dates, notwithstanding that the Assignee (including through the Portfolio Manager) may, at its absolute discretion, fully or partially waive such conditions of suspension.

5.3

The Parties acknowledge and agree that the efficacy of the assignment of each individual Assigned Receivable from the Assigner to the Assignee under this Agreement shall be dependent, on penalty of termination, on the circumstance that the Portfolio being assigned fails to meet all or part of the Portfolio Criteria and/or that the Debtors are not Eligible Debtors included in the Debtor List (in accordance with Articles 2.1.2 and 2.4.2), in both cases as of the Cut-Off Date immediately preceding the Offer Date or, where applicable, the relevant Collection Transfer Date on which the Portfolio in question is offered in accordance with this Agreement. Upon ascertainment of a condition of termination referred to in this Article 5.3, the Assigner shall pay the Assignee, on the Payment Date immediately following the date on which the existence of the condition of termination is verified, an amount equivalent to the Purchase Price paid by the Assignee (including through offsetting) in relation: (a) to the individual Receivables to be re-transferred since they are held with Debtors that are not Eligible Debtors, or (b) to the entire Portfolio or part thereof to be re-transferred for failure to meet the Portfolio Criteria, in both cases taken from collections transferred to the Assignee with respect to such Receivables/Portfolio up until the date on which such condition of termination is verified, plus interest calculated on the amount to be returned at the 3-month EURIBOR rate plus 2.0%, during the period between such Payment Date and the date on which the condition of termination in question is verified. It is hereinafter understood that the Assigned Receivables/Portfolio in relation to which one of the aforesaid conditions of termination is verified shall be considered re-transferred to Assigner retroactively starting from the relevant Purchase Date/Collection Transfer Date. It is understood that where an assigned Portfolio does not meet the Portfolio Criteria within the terms set forth above, the condition of termination shall apply with respect to the entire Portfolio assigned.

6	DECLARATIONS AND GUARANTEES

6.1

The Assigner acknowledges that the Assignee shall not enter into this Agreement or other Transaction Documents without having received the declarations and guarantees issued in this Agreement and in the other Transaction Documents. Any completed or potential inspections and/or investigations which may have been conducted or which may be conducted in the future by the Assignee (including through the Portfolio Manager) within the context of the purchase of Eligible Receivables may not compromise or affect the rights of the Assignee based on this Agreement, including but not limited to the rights provided in Article 13.

6.2

The Assigner issues to the Assignee the declarations and guarantees provided in Attachment 6 (Declarations and guarantees), Part A (General declarations and guarantees). Such declarations and guarantees are issued on the Date of Signing of this Agreement and (unless otherwise specified) shall be considered repeated on each Purchase Date, with reference to the facts and circumstances existing as of that Purchase Date.

6.3

The Assigner also issues to the Assignee the declarations and guarantees provided in Attachment 6 (Declarations and guarantees), Part B (Declarations and guarantees of the Assigner in relation to Eligible Receivables), with reference to Eligible Receivables. Such declarations and guarantees are issued on each Offer Date or on each Collection Transfer Date with reference to the Eligible Receivables offered for assignment on that Offer Date. In case of violation by the Assigner of the declarations and guarantees provided in Attachment 6 (Declarations and guarantees), Part B (Declarations and guarantees of the Assigner in relation to Eligible Receivables), the provisions contained in Article 13 shall apply.

6.4

The Assignee issues to the Assigner the declarations and guarantees provided in Attachment 6, Part C (Declarations and guarantees of the Assignee). Such declarations and guarantees are issued on the Date of Signing of this Agreement and (unless otherwise specified) shall be considered repeated on each Purchase Date and on each Collection Transfer Date on which the Assigner decides to offer a Portfolio of Eligible Receivables, with reference to the facts and circumstances existing as of that Purchase Date or Collection Transfer Date.

7	DUTIES

7.1	The Assigner assumes the duties provided in Attachment 7 (Duties of the Assigner) to the benefit of the Assignee.

7.2	Each of the duties provided in Attachment 7 (Duties of the Assigner) shall:

7.2.1	be carried out by the Assigner on a continuous basis starting from the Date of Signing until the obligations assumed by the Assigner by virtue of this Agreement have been entirely fulfilled; and

7.2.2

be expressly confirmed as fully completed on each Offer Date and on each Collection Transfer Date with reference to the provisions referring to that Offer Date and, where applicable, to that Collection Transfer Date, through the submission of the proposed Assignment Agreement in accordance with Attachment 3 (Operating procedure for the sale of Eligible Receivables).

8	DEEMED COLLECTIONS AND ACCESSORY AMOUNTS

8.1

The Assigner, directly or through the Sub-Servicer (where different from the Assigner) in accordance with the Sub-Servicing Agreement, shall identify all Deemed Collections and Accessory Amounts relating to Assigned Receivables by the Payment Date immediately after the date on which each Deemed Collection or, where applicable, each Accessory Amount becomes due, and to pay such Deemed Collections and/or Accessory Amounts to the Assignee, promptly depositing all amounts into the Assignee’s account no later than the second Business Day prior to the Payment Date after the Cut-Off Period to which such Deemed Collections and/or Accessory Amounts (including Late Payment Interest) refer.

8.2

On each Payment Date and based on the information provided in the Sub-Servicer’s Report, the Assignee shall be required to transfer to the Assigner any amount recovered from Assigned Debtors and deposited into the Assignee’s account – notwithstanding the specific Assigned Receivable having triggered the relevant collection – providing the Assignee has already received a Deemed Collection in relation to such Assigned Debtors, without the payment of any interest or penalties.

9	SIGNIFICANT EVENTS

The Assigner shall immediately inform the Assignee and the Portfolio Manager of any Potential Significant Event or Significant Event the moment such events are brought to its attention. The consequences of a Significant Event are provided in Attachment 8 (Significant Events), Part C (Consequences of a Significant Event).

10	COMPENSATION. COSTS AND FEES

10.1

With this Agreement the Assigner agrees to pay all properly documented costs and fees (including any legal fees) reasonably and directly incurred by the Assignee (and which have been properly documented by the Assignee) with reference to:

10.1.1

Securitisation preparation and organisation, negotiation, signing and delivery of this Agreement and any other documents that may be delivered or which may be signed from time to time in accordance with this Agreement or in relation thereto or to any other Transaction Document, in accordance with the Mandate Agreement, plus applicable VAT, expenses, charges and contributions; and

10.1.2

the exercise or preservation of any right by virtue of this Agreement and of the other Transaction Documents, including, to avoid any doubts, any notification of assignment to Assigned Debtors in accordance with Article 3.2;

10.1.3

any legal or tax consultancy or support fees related to the drafting and negotiation of Transaction Documents provided to the Assignee by its own legal and tax advisor, up to a maximum of €85,000 (eighty five thousand euro) plus applicable VAT, expenses, charges and social security contributions;

taking into account that the Assigner shall have no obligation whatsoever towards Assignee with respect to costs and fees deriving from responsibilities of the latter.

10.2

The Parties agree and declare that each assignment of Eligible Receivables carried out/to be carried out in accordance with this Agreement is exempt from VAT in accordance with the combined provision under Article 3.2.3 and Article 10 1.1 of Italian Presidential Decree No. 633 of 26 October 1972.

10.3	The Assigner undertakes to:

10.3.1

pay any indirect Taxes (and all related charges and costs), including any applicable VAT, applicable in relation to this Agreement, to the Transaction Documents and/or, in any case, to the assignment of Assigned Receivables to the Assignee under this Agreement, as well as with reference to any payments otherwise due by virtue of this Agreement; and

10.3.2	compensate the Assignee in relation to any responsibility of the Assigner resulting from a delay in payment or failure to pay such indirect Taxes.

It is understood and agreed by the Parties that none of the provisions of this Article 10.3 shall in any way imply an obligation for the Assigner to pay or compensate the Assignee for IRES (corporate income tax) and/or IRAP (regional tax on productive activities) payable by the Assignee.

10.4

All payments to be made by the Assigner to the Assignee under this Agreement, or with reference to Assigned Receivables, shall be made without any tax-related deduction and/or withholding (“Tax Deduction”), except where the Assigner is required to make such payment subject to a Tax Deduction, in which case the amount payable by the Assigner in relation to which such Tax Deduction applies shall be automatically increased to ensure that, after application of the Tax Deduction, the Assignee receives (after the Tax Deduction, including in relation to the aforementioned additional amount) a net amount equal to the amount it would have received had such Tax Deduction not been applied.

10.5

The Assigner shall pay the Assignee all VAT it has effectively collected on late receivables in accordance with Attachment 7 (Duties of the Assigner), section 33 (Collection of VAT on late receivables) and, in such respect, it shall do everything legally necessary in order to collect such VAT.

11	PAYMENTS

11.1	All amounts owed by the Parties are to be paid in euro, as follows:

11.1.1	if owed to the Assigner, to the respective Natuzzi account in the Eligible Currency of the Assigned Receivable; and

11.1.2	if owed to the Assignee, to the Assignee account,

or to any other account indicated by the Assigner or by the Assignee (including through the Portfolio Manager), where applicable, in a written notification to be sent to the other Party with at least 10 Business Days’notice.

11.2	The payment obligations of the Parties may not be suspended, delayed (including in the event of a dispute) or, unless otherwise specified in this Agreement, offset.

12	LATE PAYMENT INTEREST

12.1

Where an amount due (“Amount Due”) by one Party to the other Party in accordance with the terms of this Agreement is not paid within the specified terms, that Amount Due shall accrue late payment interest starting from the payment date indicated above until the date on which the payment is eventually made at a rate equivalent to the average 3-month EURIBOR rate (during the reference period) plus 2% (two per cent).

12.2

In case of late payment of all or part of a Purchase Price based on the provisions of Article 4, the Assignee shall be required to pay the Assigner late payment interest on the non-paid Purchase Price (or portion thereof) at a rate equivalent to the average 3-month EURIBOR rate (during the reference period) plus 2% (two per cent) for the period starting from the fourth day after the payment due date until the date on which the payment is eventually made.

13	COMPROMISED RECEIVABLES

13.1

If at any time after signing this Agreement any of the Parties should become aware that, in relation to one or more of the Assigned Receivables under this Agreement, any of the declarations or guarantees specified in Attachment 6 (Declarations and guarantees), Part B (Declarations and guarantees of the Assigner in relation to Eligible Receivables) – excluding the declaration and guarantee referred to in section 2 (Conformity with Portfolio Criteria), in which case the provisions of Article 5.3 shall apply – should be found to be inaccurate, incorrect or incomplete with reference to substantial facts or circumstances existing as of the date on which such declaration or guarantee was issued or considered repeated (“Violation”), that Party shall inform the other Party immediately with a detailed written notification, and the Assigner may remedy such Violation by whichever of the following dates occurs first:

13.1.1	the 10th Business Day from the date on which the Assigner becomes aware of the Violation (where the Violation is detected by the Assigner); or

13.1.2	the 10th Business Day after receipt of the written notification sent by the other Party.

13.2	The fact that a Violation referring to an Assigned Receivable has been remedied in accordance with Article 13.1 may in no way compromise the rights of the Assignee deriving from:

13.2.1	a possible Violation with respect to other Assigned Receivables; and/or

13.2.2

any damage, loss or other real negative financial consequences directly suffered by the Assignee, and which the Assignee has properly documented, as a result of having purchased or held such Assigned Receivables.

13.3

If a Violation is detected in relation to any Assigned Receivables and is not remedied by the Assigner within the deadline specified in Article 13.1.1 or, where applicable, in Article 13.1.2, in order to eliminate or definitively prevent any effects of such Violation for the Assignee, the Assignee (including through the Portfolio Manager) may declare such Assigned Receivables as Compromised Receivables, notifying the Assigner in writing as soon as it is made aware of such circumstance.

13.4	If any Assigned Receivable is declared as a Compromised Receivable:

13.4.1

the Assigner shall send to the Assignee and to the Portfolio Manager an electronic file containing a list of the specific Compromised Receivables to which the Violation refers by 10:00 AM on the third Business Day after the final day of the period referred to in Article 13.1.1 or, where applicable, in Article 13.1.2;

13.4.2

The Assignee (including through the Portfolio Manager) shall notify the Assigner in writing of the value of the Compromised Receivables payable as consideration for retrocession of the Compromised Receivables by 10:00 AM on the Calculation Date after the Business Day on which the electronic file referred to in Article 13.4.1 above is received; and

13.4.3

the Assigner shall deposit to the Assignee’s account the amount of the Compromised Receivables, with recession to the Assigner, to all effects, of all related Compromised Receivables and of the ownership and any rights thereover, by 10:00 AM on the Payment Date immediately following.

Where the Assigner has paid the Assignee with reference to the Compromised Receivables as provided in Article 13.4.3, the Assigner shall nonetheless be entitled to withhold any collections received in relation to such Compromised Receivables, and where a collection with respect to such Compromised Receivables is subsequently received by the Assignee, the Assignee shall reimburse the Assigner, on the Payment Date immediately following, up to the amount of such collection received in relation to the Compromised Receivable.

13.5

In relation to the Compromised Receivables subject to retrocession to the Assigner in accordance with Article 13.4 above, the Assignee shall not issue any declaration or guarantee with reference to the Compromised Receivable transferred to the Assigner (including a guarantee of the existence of the receivable) and may be responsible solely in relation to that specific fact, as provided by point 1 of Article 1266 of the Italian Civil Code. Following the re-transfer of the Compromised Receivable to the Assigner in accordance with Article 13.4, the Assignee (including through the Portfolio Manager) shall carry out (at the expense of the Assigner and in relation to the Compromised Receivable re-transferred) all procedures and formalities reasonably requested by the Assigner in order to complete the reacquisition of the Compromised Receivables, including any notifications to respective Debtors of the re-transfer of the Compromised Receivable in question.

14	AMENDMENTS

14.1

No amendments to or waivers of the provisions of this Agreement, nor any authorisation requested in accordance with this Agreement, shall be binding for any of the Parties unless it has been issued in writing and signed by all Parties.

14.2	This Agreement constitutes the entire and definitive agreement between the Parties and replaces any prior verbal or written agreement.

15	COMMUNICATIONS

15.1

Unless otherwise specified in this Agreement, any communication, request, claim or other document which may be made, issued or produced by one of the Parties to the other (or to the Portfolio Manager) in accordance with this Agreement must be drafted in a written document, in Italian, and addressed or sent to:

15.1.1	for the Assigner:

Natuzzi S.p.A.

Viale lazzitiello, 47

70029 Santeramo in Colle (BA)

Fax: +39 080 8820513

Email: cartolarizzazione@natuzzi.com, vnotarpietro@natuzzi.com, mscaramuzzo@natuzzi.com; vfavale@natuzzi.com

For the attention of: Mr. Vittorio Notarpietro

15.1.2	for the Assignee:

Muttley S.r.l.

Via Alessandro Pestolozza, 12/14

For the attention of the Sole Director

Fax: +39 02 77 88 0599

e-mail: societario@zenithservice.it

Certified email: muttley_srl@legalmail.it

CC:

Banca IMI S.p.A.

Largo Mattioli, 3

20121 Milan

Fax: +39 02 7261 2242

Email: securit_ corpora te@bancaimi.com

For the attention of: Credit Solutions Group - Securitisation

15.1.3	for the Servicer:

Zenith S.p.A.

Via Alessandro Pestalozza 12/14

20131 Milan

Fax: +39 02 7788 0599

Email: Reporting.imi@zenithservice.it

For the attention of: Gestione Assets

15.1.4	for the Portfolio Manager:

Banca IMI S.p.A.

Largo Mattioli, 3

20121 Milan

Fax: +39 02 7261 2242

Email: securitjcorporate@bancaimi.com

For the attention of: Credit Solutions Group - Securitisation or to any other address, email address or fax number which the Party in question (including through the Portfolio Manager in the case of the Assignee) has notified to the other Party with at least 5 Business Days’ notice.

15.2

Unless otherwise specified in this Agreement, any communication, request, claim or other document which may be made, issued or produced by one of the Parties to the other in accordance with this Agreement shall be considered as sent:

15.2.1	upon delivery (if sent via fax during normal working hours on a Business Day), once the relevant delivery receipt is produced; or

15.2.2	on the next Business Day (if sent via fax after normal working hours or not on a Business Day), once the relevant delivery receipt is produced; or

15.2.3	upon delivery to the relevant address; or

15.2.4	on the date indicated on the postal receipt notice (if sent by registered mail with delivery confirmation); or

15.2.5	on the date indicated in the email confirming receipt of the email by the recipient (if sent via email during normal working hours on a Business Day); or

15.2.6	on the Business Day immediately after the day indicated in the email confirming receipt of the email by the recipient (if sent via email after normal working hours or not on a Business Day).

16	WAIVERS

No inactivity or delay by a Party in exercising any right pursuant hereto may be interpreted as a waiver of such right, and no individual or partial exercise of any right shall preclude any other or further exercise of that right or of any other right. Unless otherwise specified in this Agreement, the remedies provided in this Agreement are cumulative and do not exclude any other remedy provided by law.

17	MISCELLANEOUS

17.1

If at any time one or more provisions, obligations or rights under this Agreement should be found to be or should become invalid, illegal or non-enforceable in any respect in accordance with the law of any jurisdiction, the validity, legality and enforceability of all remaining provisions, obligations or rights by virtue of this Agreement or such provisions or obligations in any other jurisdiction may not be affected or impacted by such circumstance.

17.2	The Assigner and the Assignee (including through the Portfolio Manager) must be promptly informed of any changes to the identity of their Authorised Signatories in accordance with this Agreement.

17.3

The Parties undertake to comply with the provisions on Traceability, without any prejudice whatsoever to the procedures for payment of the Purchase Price, by wire transfer, provided in Article 4.2 of this Agreement.

18	AUDITS

18.1

Up until the Expiry Date, the Assigner undertakes to submit to the Assignee and to the Portfolio Manager (at its own expense, up to a limit of €20,000 plus VAT), once per year, within 60 (sixty) days from the Report Date having lapsed in the month of September of each year starting from September 2015, a report drafted by an external auditor or independent auditing firm appointed by the Assigner at the indication of the Assignee (including through the Portfolio Manager) (“Audit Report” and “Auditor”, respectively). The Auditor shall carry out the audit procedure on an annual basis in order to verify, inter alia:

18.1.1	the accuracy of the Sub-Servicer’s Report and that the data contained therein match the Sub-Servicer’s account records;

18.1.2	the issue of Credit Notes (as required in accordance with the Credit and Collection Policy) and the payment of Deemed Collections to the Assignee;

18.1.3	compliance with the Eligibility Criteria;

18.1.4	the substantial application by the Sub-Servicer of the Credit and Collection Policy without deviations such as to compromise the collection of Assigned Receivables;

18.1.5

the activities carried out by the Sub-Servicer, checking that collections (i) have been credited to each Foreign Collections Account and by each of these transferred immediately to the relevant Internal Collections Account (as accounts “dedicated” exclusively for the deposit of amounts relating to Assigned Receivables) and (ii) have been transferred from each Internal Collections Account to the Assignee correctly and in conformity with the provisions of the Sub-Servicing Agreement (this verification is to be carried out by the Auditor on a statistically significant sample);

18.1.6	the absence of any other receivable-backed financing (e.g. discount transactions, factoring, securitisations) involving the Assigned Receivable.

18.2

Without prejudice and in addition to the provisions of Article 18.1, the Assignee (including through the Portfolio Manager) shall have the right to directly carry out, with at least 15 (fifteen) Business Days’ notice and not more than once every quarter, through an auditing company of its own choosing and at its own expense, an audit of the same nature as that described in Article 18.1. The Assigner (as Sub-Servicer) shall facilitate and give its full cooperation in relation to such audit as necessary in relation to the purposes indicated above and following procedures that do not compromise the performance of the Assigner’s ordinary activities.

19.	CONFIDENTIALITY

Unless otherwise provided by applicable law or otherwise required by any authority (regardless of whether that request is legally binding) whose authority is generally respected by the entity who receives such a request, neither of the Parties will disclose the terms and conditions of this Agreement or reveal any confidential information which has come to their knowledge in accordance with the terms hereof, with the exception that this Agreement may be made known to: (i) the Bank of Italy, CONSOB and any competent regulatory authority; (ii) any other assignee of Assigned Receivables; (iii) each auditor and legal adviser of the Party who provides the information; (iv) the Assigned Debtors, insofar as notification of the terms contained herein is permitted under the Agreement and required under applicable law to complete the assignment of Assigned Receivables to the Assigned Debtors, its guarantors or any third party; and (v) any companies in the same group of companies as the respective Party.

20.	DURATION

20.1.

The Parties agree and acknowledge that – except as expressly stated in article 2.8 – their rights and obligations with regard to the assignment of Receivables under this Agreement will lapse (in compliance with the other terms of this Agreement) on the expiry date (not included), without prejudice to the effectiveness of declarations and guarantees referred to in Attachment 6 and commitments referred to in Attachment 7 made by the Assigner in respect of all assignments of Receivables completed prior to that date.

20.2.

By each Report Date immediately preceding each Renewal Date, either party may terminate the Revolving Period with effect from the third Report immediately following, by sending the other Party written notification of withdrawal.

20.3.

The Parties further agree that, upon the occurrence of events that determine the Assigner’s obligation to pay to the Assignee the amounts under article 10, the Assigner, provided that at least six months have passed since the date of signing of the Agreement or if at any time those costs are overly burdensome to the Assigner, may furnish written notice to the Assignee and to the Portfolio Manager of its intention to withdraw unilaterally from the Agreement and end the Revolving Period. Upon receipt by the Assignee and the Portfolio Manager of this notification, the Revolving Period will be suspended and the Parties will consider in good faith any solutions aimed at mitigating the effects of the Articles mentioned above. Where the Parties do not reach a shared solution within 30 business days of this notification, the latter shall constitute notification of withdrawal (without application of any penalty or compensation) with effect from the date of receipt of the notification by the Assignee and Portfolio Manager. Otherwise, the Revolving Period will resume with effect from the moment the Parties have reached and formalised the relevant agreement aimed at mitigation of the above, on the understanding that the expiry of the Revolving Period shall not be delayed by effect of the suspension.

20.4.

Following the dispatch of the notification of withdrawal under Articles 20.2 or 20.3, no additional Receivable may be offered or purchased under this Agreement from, respectively, the Offer Date (included) immediately after the relevant Report Date or the date of receipt of the notification of withdrawal, depending on the case. The Assigner and the Assignee agree and acknowledge that, in any case, they will be bound to continue the fulfilment of all their obligations, each according to their role, in accordance with this Agreement, until the transfer – with specific reference to – Assigned Receivables not fully paid, unless otherwise agreed between the parties.

21.	CHANGES IN COMMISSION

At each Commission Calculation Date, the Assignee (also through the Portfolio Manager) will communicate the new Commission in writing to the Assigner, to be applied from the immediately preceding Offer Date (included). If the new Commission communicated by the Assignee (also through the Portfolio Manager) under this Article exceeds 15 basis points more than the Commission applied to the Calculation Date of the previous Commission, the Assigner shall have the right to withdraw unilaterally from the Agreement and end the Revolving Period by giving written notice to the Assignee and the Portfolio Manager no later than 20 business days following the communication of the new Commission by the Assignee (also through the Portfolio Manager), with immediate effect from the date of the Assignee’s receipt of said notification (also through the Portfolio Manager) (without the application of any penalty or compensation).

22.	LIMITED PAYABILITY AND NON PETITION

22.1.

With the exception of the payment of the purchase price of the Initial Portfolio (which shall be made by using the proceeds from the issuance of the securities issued under the Securitisation and subject to the conditions provided for in this Agreement), the purchase price of each Assigned Receivable and the fees and charges referred to in Article 8 of the Sub-Servicing Agreement, any and all credit at any time held by the Assigner in respect of the Assignee in any capacity under or in connection with this Agreement is a limited payability receivable that can be claimed only on amounts received by the Assignee in reference to or with regard to Receivables included in each Portfolio.

22.2.

The receivables of the Assigner shall be payable in coincidence exclusively with the payment dates provided in the Transaction Documents in accordance with the provisions of the applicable priority order and within the limits of the funds effectively available to the Assignee on that date, it being understood that, in case of insufficient funds on a specific payment date, the difference will become due for payment on the payment date immediately following renewed availability of sufficient funds.

22.3.

The Assigner undertakes in respect of the Assignee, also in the interests of holders of securities issued under the Securitisation, not to present any petition for the subjection of the Assignee in insolvency proceedings and not to intervene in any proceedings brought by others that may lead to the subjection of the Assignee in insolvency proceedings, until two years and a day have passed since the last (i) the date of full refund or cancellation of all securities issued under the Securitisation; or (ii) the date of the full refund or cancellation of securities issued in the context of any future Securitisation transactions made by the Assignee pursuant to the law on Securitisation.

22.4.

The Assigner recognises in respect of holders of securities issued under the Securitisation in accordance with and for the purposes of Article 1411 of the Civil Code, that the Assignee’s obligations pursuant to this Agreement shall not be invoked except within the limit of available funds of the Assignee. Consequently, the Assigner will have no further recourse or action towards the Assignee with respect to such obligations or interests, undertaking, for such effect, to take no action towards the Assignee in order to obtain fulfilment.

23.	APPLICABLE LAW

This Agreement and all obligations and the rights arising from or related to it, shall be governed in accordance with Italian law.

24.	COMPETENT COURT

The Court of Milan shall have exclusive jurisdiction to determine any legal suit, action or proceedings and to settle any dispute that may arise under this Agreement or in relation to it, as well as the obligations and rights arising from it or related to it; for these purposes all parties shall irrevocably submit to the exclusive jurisdiction of that Court.

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The parties mutually acknowledge that this Agreement has been freely negotiated by themselves in every single clause.

The operations referred to in this Agreement fall within the scope of the application of IVA, pursuant to arts. 3 and 10, paragraph 1, no. 1) of Presidential Decree No. 633 of 26 October 1972. Consequently, this Agreement shall be registered only in the case of use under Article 5 of Presidential Decree No. 131 of 26 April 1986.

ATTACHMENT 1 - DEFINITIONS AND INTERPRETATION

DEFINITIONS

“Value of Compromised Receivables” means, in relation to each Compromised Receivable:

(a)	the Individual Purchase Price effectively paid by the Assignee to the Assigner in relation to the Compromised Receivable; plus

(b)

interest accrued on the amount indicated in part (a) preceding the date of payment of the Individual Purchase Price up to the date on which the Assigner effectively pays the Value of Compromised Receivables at an interest rate equivalent to the EURIBOR reference rate (in relation to such period) plus the Financial Margin; plus

(c)	the corresponding Face Value multiplied by the Commission as of the Purchase Date on which the Compromised Receivable was purchased; less

(d)

any amount collected by the Assignee with reference to such Compromised Receivable, net of any amount which the Assignee may have reimbursed or is required to reimburse to the corresponding Debtor as a consequence of a Violation pursuant to Article 13.1, it being understood and agreed between the Parties that the Compromised Receivable, its ownership and all related rights shall be considered returned in their entirety to the Assigner in accordance with Article 13.4, which shall therefore be entitled to withhold any collections it may have received in relation to that Compromised Receivable.

“Maximum Portfolio Amount” means, at each Calculation Date, an amount which represents the maximum value of Assigned Receivables and of those which may be assigned to the Assignee on the subsequent Purchase Date by the Assigner, equivalent to the amount of €35,000,000.00 (thirty five million euro), notwithstanding that the Assignee (including through the Portfolio Manager) and the Assigner may agree to increase or reduce such amount, as applicable, in accordance with the provisions of the Assignment Agreement.

“Deed of Pledge” means a deed of pledge signed between, inter alia, the Assigner and the Assignee on (or close to) the Date of Signing, by virtue of which the Assigner shall post a pledge on each Internal Collection Account (and at its own discretion on each Foreign Collection Account) and on all amounts deposited from time to time into each of such accounts, to the benefit of the Assignee and in the ultimate interest of the bearers of securities issued under the Securitisation, guaranteeing the fulfilment of obligations assumed by the Assigner in accordance with the Transaction Documents of which it forms a part.

“Authority” means a public authority of any legal nature, including but not limited to, local and/or state and/or European authorities and/or government bodies, courts, arbitrators or boards of statutory auditors.

“Banca IMI” means Banca IMI S.p.A.

“Calculation Date” means the First Calculation Date and, subsequently, the 4th Business Day immediately after each Offer Date, or another date which may be determined in agreement between the Parties (including through the Portfolio Manager where it concerns the Assignee).

“Commission Calculation Date” means the Calculation Date which lapses in the months of June and December each year, or another date which may be determined in agreement between the Parties (including through the Portfolio Manager where it concerns the Assignee), taking into account that the first Commission Calculation Date shall lapse in the month of December 2015.

“Assigner” means Natuzzi S.p.A. (as identified and defined at the beginning of this Agreement).

“Solvency Certificate” means the certificate signed and submitted periodically by the Assigner to the Assignee and to the Portfolio Manager using the form provided in Attachment 9 (Solvency Certificate Form).

“Client” means a client of the Assigner that is not (i) a physical person end consumer, or (ii) an association, political party or foundation, with which the Assigner has entered into a Commercial Agreement. It is therefore understood that: (a) physical persons that are individual companies or have a VAT number; (b) partnerships; and (c) joint-stock companies and cooperatives, with which the Assigner has entered into a Commercial Agreement shall be considered included under this definition of Client.

“Privacy Code” means Italian Legislative Decree No. 196 of 30 June 2003, as subsequently amended and added to.

“Commission” or “CD” means the commission calculated on each Commission Calculation Date and notified by the Assignee (including through the Portfolio Manager) to the Assigner in accordance with the provisions of Article 21, it being understood that the Commission applied on the Date of Signing of this Agreement is 0.20%.

“Insurance Company” means any insurance company selected by the Assignee (including through the Portfolio Manager) and which has issued an Insurance Policy to the benefit of or registered by the Assigner to the benefit of the Assignee in the ultimate interest of the bearers of securities issued as part of the Securitisation.

“Notice of Termination/Withdrawal” means the communication sent in writing in accordance with Attachment 8 (Significant Events), Part C (Consequences of a Significant Event).

“Collection Account” means one, several or all of the Foreign Collection Account(s) and Internal Collection Account(s).

“Foreign Collection Account” means one, several or all of the EUR Foreign Collection Account, the USD Foreign Collection Account, the CAD Foreign Collection Account and the GBP Foreign Collection Account.

“EURO Foreign Collection Account” means the bank account held in euro and opened in the name of Natuzzi S.p.A. with Citibank, the details of which are to be indicated by the Assigner to the Assignee and to the Portfolio Manager by 15 July 2015, or any other account of the Assigner to be used for the depositing of amounts in EUR owed by Assigned Debtors in relation to Assigned Receivables, the details of which are to be communicated by the Assigner to the Assignee and to the Portfolio Manager in accordance with the provisions of Article 10 (Payments), notwithstanding that such account must in any case be opened with Citibank and, at the request of the Assignee, the Assigner shall post a pledge over such account, to the benefit of the Assignee and in the ultimate interest of the bearers of securities issued under the Securitisation, with substantially the same terms and conditions as the Deed of Pledge.

“USD Foreign Collection Account” means the bank account held in United States dollars and opened in the name of Natuzzi S.p.A. with Citibank, the details of which are to be indicated by the Assigner to the Assignee and to the Portfolio Manager by 16 July 2015, or any other account of the Assigner to be used for the depositing of amounts in USD owed by Assigned Debtors in relation to Assigned Receivables, the details of which are to be communicated by the Assigner to the Assignee and to the Portfolio Manager in accordance with the provisions of Article 10 (Payments), notwithstanding that such account must in any case be opened with Citibank and, at the request of the Assignee, the Assigner shall post a pledge over such account, to the benefit of the Assignee and in the ultimate interest of the bearers of securities issued under the Securitisation, with substantially the same terms and conditions as the Deed of Pledge.

“CAD Foreign Collection Account” means the bank account held in Canadian dollars and opened in the name of Natuzzi S.p.A. with Citibank, the details of which are to be indicated by the Assigner to the Assignee and to the Portfolio Manager by 15 July 2015, or any other account of the Assigner to be used for the depositing of amounts in CAD owed by Assigned Debtors in relation to Assigned Receivables, the details of which are to be communicated by the Assigner to the Assignee and to the Portfolio Manager in accordance with the provisions of Article 10 (Payments), notwithstanding that such account must in any case be opened with Citibank and, at the request of the Assignee, the Assigner shall post a pledge over such account, to the benefit of the Assignee and in the ultimate interest of the bearers of securities issued under the Securitisation, with substantially the same terms and conditions as the Deed of Pledge.

“GBP Foreign Collection Account” means the bank account held in British pounds sterling and opened in the name of Natuzzi S.p.A. with Citibank, the details of which are to be indicated by the Assigner to the Assignee and to the Portfolio Manager by 15 July 2015, or any other account of the Assigner to be used for the depositing of amounts in GBP owed by Assigned Debtors in relation to Assigned Receivables, the details of which are to be communicated by the Assigner to the Assignee and to the Portfolio Manager in accordance with the provisions of Article 10 (Payments), notwithstanding that such account must in any case be opened with Citibank and, at the request of the Assignee, the Assigner shall post a pledge over such account, to the benefit of the Assignee and in the ultimate interest of the bearers of securities issued under the Securitisation, with substantially the same terms and conditions as the Deed of Pledge.

“Internal Collection Account” means one, several or all of the EUR Internal Collection Account, the USD Internal Collection Account, the CAD Internal Collection Account and the GBP Internal Collection Account.

“EURO Internal Collection Account” means the bank account held in euro and opened in the name of Natuzzi S.p.A. with Banco di Napoli, Bari branch, located at Via Abate Gimma, No. 101, Bari, IBAN EUR 00620 1000 00071692, or any other account of the Assigner to be used for the depositing of amounts deriving from the EUR Foreign Collections Account in accordance with this Agreement, the details of which are to be communicated by the Assigner to the Assignee and to the Portfolio Manager in accordance with the provisions of Article 10 (Payments), notwithstanding that such account must in any case be opened with a bank of the ISP Group, and the Assigner is to post a pledge over such account, to the benefit of the Assignee and in the ultimate interest of the bearers of securities issued under the Securitisation, with substantially the same terms and conditions as the Deed of Pledge.

“USD Internal Collection Account” means the bank account held in United States dollars and opened in the name of Natuzzi S.p.A. with Banco di Napoli, Bari branch, located at Via Abate Gimma, No. 101, Bari, IBAN: USD 00620 1610 09351660, or any other account of the Assigner to be used for the depositing of amounts deriving from the USD Foreign Collections Account in accordance with this Agreement, the details of which are to be communicated by the Assigner to the Assignee and to the Portfolio Manager in accordance with the provisions of Article 10 (Payments), notwithstanding that such account must in any case be opened with a bank of the ISP Group, and the Assigner is to post a pledge over such account, to the benefit of the Assignee and in the ultimate interest of the bearers of securities issued under the Securitisation, with substantially the same terms and conditions as the Deed of Pledge.

“CAD Internal Collection Account” means the bank account held in Canadian dollars and opened in the name of Natuzzi S.p.A. with Banco di Napoli, Bari branch, located at Via Abate Gimma, No. 101, Bari, IBAN CAD 00620 1610 09351661, or any other account of the Assigner to be used for the depositing of amounts deriving from the CAD Foreign Collections Account in accordance with this Agreement, the details of which are to be communicated by the Assigner to the Assignee and to the Portfolio Manager in accordance with the provisions of Article 10 (Payments), notwithstanding that such account must in any case be opened with a bank of the ISP Group, and the Assigner is to post a pledge over such account, to the benefit of the Assignee and in the ultimate interest of the bearers of securities issued under the Securitisation, with substantially the same terms and conditions as the Deed of Pledge.

“GBP Internal Collection Account” means the bank account held in British pounds sterling and opened in the name of Natuzzi S.p.A. with Banco di Napoli, Bari branch, located at Via Abate Gimma, No. 101, Bari, IBAN GBP 00620 1610 09351662, or any other account of the Assigner to be used for the depositing of amounts deriving from the GBP Foreign Collections Account in accordance with this Agreement, the details of which are to be communicated by the Assigner to the Assignee and to the Portfolio Manager in accordance with the provisions of Article 10 (Payments), notwithstanding that such account must in any case be opened with a bank of the ISP Group, and the Assigner is to post a pledge over such account, to the benefit of the Assignee and in the ultimate interest of the bearers of securities issued under the Securitisation, with substantially the same terms and conditions as the Deed of Pledge.

“Assignee Account” means the bank account in euro opened/held by the Assignee, as notified in writing by the Assignee (including through the Portfolio Manager) to the Assigner, or any other bank account that may be indicated as a replacement by the Assignee (including through the Portfolio Manager) for depositing, inter alia, Collections and Deemed Collections owed to the Assignee on Assigned Receivables which it purchases.

“Natuzzi Account” means one, several or all of the EURO Natuzzi Account, the USD Natuzzi Account, the CAD Natuzzi Account and the GBP Natuzzi Account.

“EURO Natuzzi Account” means the bank account in euro opened in the name of Natuzzi S.p.a. at Citibank Milan branch (IBAN: IT72B0356601600000114453021 BIC CITIITMX), into which the Purchase Price for each Receivable Assigned from time to time by the Assigner is to be deposited by the Assignee in accordance with Article 4.2 and held in euro.

“USD Natuzzi Account” means the bank account in United States dollars opened in the name of Natuzzi S.p.a. at Citibank New York branch (IBAN: 40751925 BIC CITIUS33), into which the Purchase Price for each Receivable Assigned from time to time by the Assigner is to be deposited by the Assignee in accordance with Article 4.2 and held in United States dollars.

“CAD Natuzzi Account” means the bank account in Canadian dollars opened in the name of Natuzzi S.p.a. at Citibank Canadian branch (IBAN: 2017553005 BIC CITICATTBCH), into which the Purchase Price for each Receivable Assigned from time to time by the Assigner is to be deposited by the Assignee in accordance with Article 4.2 and held in Canadian dollars.

“GBP Natuzzi Account” means the bank account in British pounds sterling opened in the name of Natuzzi S.p.a. at Citibank London branch (IBAN: GB78CIT118500808022844 BIC CITIGB2L), into which the Purchase Price for each Receivable Assigned from time to time by the Assigner is to be deposited by the Assignee in accordance with Article 4.2 and held in British pounds sterling.

“Commercial Agreement” means, with reference to each Receivable, any order, invoice or other contractual framework document or agreement between the Assigner and a Client relating to the marketing and sale of Products.

“Assignment Agreement” means each agreement for the transfer from the Assigner to the Assignee of a Portfolio of Eligible Receivables, entered into through the signing of a proposal by the Assigner and its acceptance by the Assignee with payment of the corresponding Purchase Price, as also referred to in Article 1327 of the Italian Civil Code, and as indicated in Attachment 3 (Operating procedure for the sale of Eligible Receivables), or through the express acceptance of the proposal (including through the Portfolio Manager).

“Portfolio Management Agreement” means the portfolio management agreement signed between the Assignee and Banca IMI together with this Agreement, under which Banca IMI is appointed as agent, inter alia, for certain activities relating to this Agreement (including the exercise of certain rights on behalf of the Assignee) according to the indications given in this Agreement.

“Servicing Agreement” means the servicing agreement signed between the Assignee and the Servicer together with this Agreement, under which the Servicer is appointed as agent, inter alia, for the management, administration and collection of Assigned Receivables.

“Sub-Servicing Agreement” means the Sub-Servicing Agreement signed between the Servicer and Natuzzi together with this Agreement, under which the Sub-Servicer is appointed as agent for certain activities referred to in the Servicing Agreement relating in particular to the management, administration and collection of Assigned Receivables (as defined below).

“Receivable” means any commercial receivable owned by the Assigner and documented by an invoice (including, for example, any applicable taxes and VAT, as well as any Accessory Amount), which (i) has been invoiced to an Eligible Debtor in relation to Products provided by the Assigner under a commercial agreement and (ii) is identified as such by the Assigner in the New Invoices File attached to an Assignment Agreement proposal.

“Assigned Receivable” means any Receivable that has been purchased by the Assignee in accordance with the provisions of this Agreement.

“Eligible Receivable” means any Receivable that meets all the Eligibility Criteria.

“Disputed Receivable” means any Receivable which: (i) is the subject of an injunction or any legal or enforcement proceedings (including of a summary or protective nature), in any jurisdiction and before any Authority (including arbitration); and/or ii) has been disputed by the relevant Debtor before any Authority or the Assigner in writing, based on reasonably justified grounds, in regard to any aspect and/or in the same forms as the complaints indicated above; and/or iii) is fully or partially subject, inter alia, to any exception by the Debtor that might compromise the existence and/or enforceability of Receivable (including, without limitation, any objection to compensation) and that objection is not resolved within three weeks; or iv) is the subject of any other circumstance considered as a “dispute” within the meaning of the Credit and Collection Policy invoked before any Authority.

“Compromised Receivable” means any Assigned Receivable with respect to which the declarations and guarantees issued by the Assigner in accordance with Attachment 6 (Declarations and guarantees), Part B (Declarations and guarantees of the Assigner in relation to Eligible Receivables) of this Agreement are incomplete, inaccurate or incorrect in any substantial aspect with reference to facts and circumstances existing at the time in which such declarations and guarantees are issued in accordance with this Agreement.

“Portfolio Criteria” indicates the criteria referred to in Article 2.5.

“Eligibility Criteria” means the cumulative criteria set out in Attachment 2 (Eligibility Criteria).

“Cut-Off Date” means the First Cut-Off date and, subsequently, the date which lapses on the day immediately prior to an Offer Date, or any other date which may be determined in agreement between the Parties.

“Cut-Off Period” means each period which begins with a Cut-Off Date (exclusive) and ends on the next Cut-Off Date (inclusive).

“Date of Signing” means, with reference each Transaction Document, the date on which that Transaction Document is signed.

“Proposed Eligible Debtor List Modification Date” means the 5th (fifth) Business Day preceding each Cut-Off Date.

“Expiry Date” means the date on which the Revolving Period ends, which shall be whichever of the following dates occurs first:

(a)	the Payment Date which lapses in July 2020 (exclusive); or

(b)	the Payment Date immediately after the date of delivery of a Notice of Termination/Withdrawal:

(c)	the Report Date after the Renewal Date on which one of the Parties has submitted a non-renewal notice in accordance with Article 20.2

“Collection Transfer Date” means the Friday of each week; if the Friday is not a Business Day, funds are to be transferred on the Business Day immediately before that day each week, or on a different date agreed between the Parties.

“Eligible Debtor List Modification Date” means the Business Day preceding each Cut-Off Date.

“Debtor” means, with reference to each Receivable, the Client having signed the Commercial Agreement from which the Receivable derives, or any other third party required to pay all or part of the amount owed with reference to the Receivable in question, as identified in each New Invoices File.

“Assigned Debtor” means any Eligible Debtor required to make a payment in relation to an Assigned Receivable.

“Eligible Debtor” assumes the meaning given in Article 2.4.

“Tax Deduction” assumes the meaning given in Article 10.4.

“Deemed Collections” means, in relation to each Assigned Receivable, any non-collection of that Assigned Receivable due to:

(i)

invalidity and/or unenforceability of the assignment of the Assigned Receivable under this Agreement or the corresponding Assignment Agreement (pursuant to Article 5.1 of Italian Law 52/91, as recalled by Article 4.1 of the Securitisation Law, or any other applicable law), irrespective of whether the Assigned Debtor is notified of the assignment;

(ii)	any amount of a Credit Note issued to an Assigned Debtor which has not been taken into consideration for calculating the Face Value of an Assigned Receivable;

(iii)

any cancellation or reduction in the amount owed in relation to the Assigned Receivable as a result of a modification and/or rectification, including following invoicing errors (for which a Credit Note has not already been issued), transaction relating to a dispute/claim, or compensation, all of which carried out between the Assigned Debtor and the Assigner and accepted and/or authorised by the Assigner (outside the provisions of the Credit and Collections Policy) and which have not been taken into consideration for calculating the Face Value;

(iv)

any other compensation between a deposit or bond (or interest on a deposit or bond) issued by the Assigned Debtor to the Assigner and the amount not paid by that Assigned Debtor, which has not been taken into consideration for calculating the corresponding Face Value, notwithstanding that if such deposit or bond (or the interest accrued thereupon) refers to multiple Receivables owed by the same

Assigned Debtor, only some of which have been purchased by the Assignee in accordance with this Agreement, the deposit or bond shall be attributed to Receivables in conformity with Article 1193.2 of the Italian Civil Code;

(v)

any dispute, exception or any other claim relating to the payment of any Assigned Receivable: (i) in regard to which the Assigned Debtor has obtained a favourable judgement or executive order, or (ii) which is still in process after 150 days from the date on which the dispute, exception, compensation or other claim is brought by the Assigned Debtor, without being defined or amicably composed by the Assigner, unless the dispute or exception is considered unfounded according to the judgement of the Assignee, acting in good faith through the Portfolio Manager.

It is understood between the Parties that if a non-collection is attributable to more than one of the above hypotheses, that non-collection shall be considered as a Deemed Collection only once.

“6-Month Default Ratio” means, on each Calculation Date, and with reference to the data included in the Manager’s Report received on the Report Date immediately prior to that Calculation Date, the ratio between:

(i) the Outstanding Amount of Assigned Receivables expired more than 6 (six) months prior (with the sole exception of incorrect invoices and/or invoices awaiting payment) at that Calculation Date and at the Calculation Dates which lapse during the two months prior to the month in which that Calculation Date falls, as documented by the corresponding Assigner;

(ii) the Outstanding Amount of all Assigned Receivables (with the sole exception of incorrect invoices and/or invoices awaiting payment) at that Calculation Date and at the Calculation Dates which lapse during the two months prior to the month in which that Calculation Date falls, as documented by the corresponding Assigner.

“Transaction Documents” means this Agreement, each Assignment Agreement, the Servicing Agreement, the Sub-Servicing Agreement, the Deed of Pledge and any other agreement signed over time between the Parties in relation to this Agreement, as well as any other agreement or document signed as part of the Securitisation or relating thereto.

“DSO” means, on the Calculation Date of each month, starting from the Calculation Date which falls in September 2015, the number of days, rounded up to the next whole number, equal to the ratio between:

(a)

the Outstanding Amount (as determined on the Calculation Date) of all Assigned Receivables (including the Face Value of all receivables to be purchased on the next Purchase Date) multiplied by 91.5; and

(b)

the Face Value of all Eligible Receivables to be purchased on the Purchase Date immediately following that Calculation Date and of all Eligible Receivables purchased on the Purchase Date which coincides with that Calculation Date and on the 2 Purchased Dates immediately preceding that Calculation Date.

“DSOd” means, on each Calculation Date which falls immediately after each Report Date, a number equal to the aggregate (rounded up to the next whole number) of: (i) the DSO as calculated on that Calculation Date; and (ii) 8, notwithstanding that the DSOd up to the Calculation Date which falls in the month of September 2015 (exclusive) shall be 98 days.

“Debtor List” means the unique list of Eligible Debtors referred to in Attachment 10 (Debtor List), provided jointly by the Assigner to the Assignee and to the Portfolio Manager, as amended from time to time in accordance with Articles 2.1.2, 2.4.3, 2.4.4 and 2.4.5 of this Agreement.

“EURIBOR” means:

(i)

the European Interbank Offered Rate, that is, the rate for deposits in euro offered for the reference period which appears on page 248 of the Telerate system (or on another page of that system which replaces that page); or

(ii)

Where no listing is published for the reference period, the EURIBOR rate shall be taken as the mathematical average (rounded to the nearest 1/16) of the rates offered by Intesa Sanpaolo S.p.A., Unicredit S.p.A. and HSBC (“Reference Banks”) to the leading credit institutions on the European interbank market for deposits in euro for the period in question at 11:00 AM. If one or two of the three banks does not announce this rate, the report shall be determined based on the rates announced by the other Reference Banks (or by the only one having announced a rate). If none of the Reference Banks announces this rate, the Assigner and the Assignee (including through the Portfolio Manager) shall select one or more other banks that may provide this rate.

“Reference EURIBOR” means the EURIBOR to be applied on each Calculation Date in formulating the Individual Purchase Price, according to the following table:

DSOd on the corresponding Calculation Date	Applicable EURIBOR
0 ≤ DSOd<90	max (3-month EURIBOR; 1-month EURIBOR)

90 ≤ DSOd < 120	max (3-month EURIBOR; 4-month EURIBOR)

120 ≤ DSOd <150	max (4-month EURIBOR; 5-month EURIBOR)

150 ≤ DSOd <190	max (5-month EURIBOR; 6-month EURIBOR)

For calculating the Individual Purchase Price determined in accordance with Attachment 4 (Calculation of the Purchase Price) to this Agreement, the Reference EURIBOR shall not in any case be less than 0%, as specified in Attachment 4 (Calculation of the Purchase Price). In this respect, the Parties agree and expressly acknowledge that, should the Reference EURIBOR be less than 0%, it shall be considered to be 0%.

“Sub-Servicer Revocation Event” means a Significant Event occurring with reference to the Sub-Servicer.

“Significant Event” means one of the events indicated in Attachment 8 (Significant Events), Part A (Significant Events in favour of the Assignee) and Part B (Significant Events in favour of the Assigner).

“Potential Significant Event” means any event or circumstance relating to one of the events referred to in Attachment 8 (Significant Events), Part A (Significant Events in favour of the Assignee), points 1 (Non-payment), 2 (Non-fulfilment of obligations) or 3 (False declarations) which, upon expiration of the relevant grace period, may trigger a Significant Event.

“Face Value” means, in relation to each Receivable, the total amount owed by each Debtor, excluding any Accessory Amount, in relation to the Receivable in question on the relevant Cut-Off Date including any amount (including, for example, VAT and any other Tax applicable by law), without any applicable Tax Deduction, as documented in the relevant Invoice and calculated on each Cut-Off Date immediately preceding a Payment Date.

“Invoice” means a communication or document relating to a payment issued or sent by the Assigner to a Debtor specifying, inter alia:

(a)	the Products supplied;

(b)	the Face Value payable by each Debtor;

(c)	the Invoice Due Date; and

(d)	the details of the Debtor (name and address).

“File” means, with reference to each Assigned Receivable:

(a) all agreements, correspondence, notes, instruments, books, accounts, records, statements, reports and other information or documents (including, for example, computer programs, recordings or discs) in the possession of the Assigner or delivered or made available by the Assigner to the Sub-Servicer;

(b)	the Invoice; and

(c) the Commercial Agreement and/or other binding documents in its place relating to the Assigned Receivable and to the Debtor.

“New Invoices File” means any computer file which identifies all Eligible Receivables to be offered on an Offer Date and which contains for each Eligible Receivable the information indicated in Attachment 11 (New Invoices File Form) or any different and/or additional information that may be agreed upon by the Parties and which is to be delivered by the Assigner to the Assignee and to the Portfolio Manager in accordance with the provisions of this Agreement.

“New Invoices File” means any computer file which contains, in relation to the new Eligible Debtors presented by the Assigner to the Assignee, the data and information indicated in Attachment 12 (New Debtor Presentation Form) or any different and/or additional information that may be agreed upon by the Parties and which may be delivered by the Assigner to the Assignee in accordance with the provisions of this Agreement.

“Changes in Master Data and Ceiling File” means any computer file which contains, in relation to the Eligible Debtors, the data and information (including the Assignee’s Agreed Ceiling as well as the updated Insurance Ceiling in relation to each Eligible Debtor) indicated in Attachment 13 (Changes in Master Data and Ceiling File Form) or any different and/or additional information that may be agreed upon by the Parties and which is to be delivered by the Assigner to the Assignee in accordance with the provisions of this Agreement.

“Authorised Signatory” means, in relation to the Assigner and/or Sub-Servicer on the one hand, and to the Assignee and/or Portfolio Manager on the other, any physical person who is authorised to act in their name and on their behalf and with respect to whom the other Party has received satisfactory proof confirming the relevant authority granted to that person.

“First Calculation Date” means 17 July 2015.

“First Cut-Off Date” means 23:59 on 10 July 2015.

“First Offer Date” means the date on which the Assigner is to offer the First Portfolio for sale to the Assignee, which may not fall after 13 July 2015.

“Guarantee” means a pledge or other real guarantee or privilege of any nature or any constraint or other right or claim of any Person with reference to each property having an effect similar to that indicated above.

“Business Day” means any day (except Saturday or Sunday) on which banks are open for regular business in Milan, London, Luxembourg and New York and on which the TARGET2 system (Trans-European Automated Real-time Gross Settlement Express Transfer System), used as a single platform since 19 November 2007 (or any successor thereto), is in operation.

“Natuzzi Group” means Natuzzi S.p.a. and all subsidiaries of Natuzzi S.p.a. consolidated in the financial statements of Natuzzi S.p.a., as taken from time to time from the company’s last approved consolidated financial statement.

“Accessory Amount” means any amount owed, including Late Payment Interest, in relation to an Assigned Receivable as a result of a payment made after the original Invoice Due Date.

“Collections” means the amount collected by the Sub-Servicer in relation to each Assigned Receivable, including, for purposes of clarity, insurance payouts (if any), any payment of Late Payment Interest, Deemed Collections and any other payment (including, for purposes of clarity, interest paid as a result of instalments where the extension of payment is provided by law or by the provisions of the related Commercial Agreement and amounts deriving from the enforcement of any guarantee referring to the Assigned Receivable) in any way collected and/or recovered by the Sub-Servicer with respect to that Assigned Receivable.

“Debt” means, with respect to each Person on any date, the amount not paid by that date by virtue of obligations, debt securities or similar forms of debt assumed through loans (including but not limited to debt deriving from a documented loan in the form of an overdraft).

“Insolvent” means an individual that is subject to insolvency proceedings.

“Late Payment Interest” means, in relation to each Assigned Receivable, any late payment interest specified in an Invoice sent to the relevant Assigned Debtor and applied in accordance with the Credit and Collection Policy.

“Invoice Due Date” means, in relation to each Assigned Receivable, the date specified in the relevant Invoice as the date on which the Face Value of the Assigned Receivable is due.

“Invoice Issue Date” means the date on which an Invoice is issued under the Commercial Agreement.

“VAT” means value added tax, applicable in Italy or in any other jurisdiction, as well as any similar tax.

“Law 52/91” means Italian Law No. 52 of 21 February 1991.

“Bankruptcy Law” means Italian Royal Decree No. 267 of 16 March 1942.

“Securitisation Law” means Italian Law No. 130 of 30 April 1999.

“Financial Margin” means the EUR Financial Margin, the USD Financial Margin, the CAD Financial Margin or the GBP Financial Margin, as applicable.

“Credit Note” means any bonus, credit note, discount, negotiation discount, including after promotions, premium, reimbursement, invoice error or any document or agreement with a similar effect in relation to an Assigned Receivable, which is granted or issued by the Assigner with reference to an Assigned Receivable.

“Offer Date” means the First Offer Date and, subsequently, the date which lapses 7 (days) Business Days prior to the Payment Date or any other date agreed upon by the Parties.

“Outstanding Amount” means, as of each date:

(i)

in relation to an Assigned Receivable, the amount (including but not limited to any VAT and Tax, excluding any Accessory Amount) still unpaid as of that date by the Assigned Debtor in relation to that Assigned Receivable; or

(ii)

where applicable, in relation to all Assigned Receivables referring to an Assigned Debtor, the sum of the Outstanding Amounts (as specified in point (i) above) of all Assigned Receivables owed and still unpaid by that Assigned Debtor;

(iii)

where applicable, in relation to all Receivables Assigned by the Assigner, the sum of the Outstanding Amounts (as specified in point (ii) above) of all Receivables Assigned by the Assigner owed and still unpaid by all the respective Assigned Debtors;

(iv)

where applicable, in relation to all Receivables Assigned by the Assigner, the sum of the Outstanding Amounts (as specified in point (ii) above) of all Assigned Receivables owed and still unpaid by all Assigned Debtors.

“Payment Date” means, during the Revolving Period, the 28th day of each month, notwithstanding that if the 28th day is a holiday, that Payment Date shall fall on the next Business Day, except in August of each year when such date shall occur on 4 September, notwithstanding that if 4 September is a holiday, the Payment Date shall fall on the next Business Day, or on a different date agreed upon by the Parties, notwithstanding that the first Payment Date shall in any case occur before 31 July 2015.

“Person” means an individual, association, entity, company, trust, joint venture, Authority or any other entity of any nature.

“Agreed Ceiling” means the maximum amount of Eligible Receivables relating to each Eligible Debtor which the Assignee may purchase from the Assigner, as indicated from time to time in the Debtor List and in the Change in Master Data and Ceiling List.

“Insurance Ceiling” means, in relation to each Eligible Debtor, the trust amount granted (as subsequently amended) by the Insurance Company under the Insurance Policy.

“Credit and Collection Policy” means the current guidelines, practices and procedures indicated in Attachment 4 (Credit and Collection Policy) to the Sub-Servicing Agreement, which lay down criteria relating to the creation of the Receivable by the Assigner and criteria and procedures related to the invoicing, collection and recovery of Assigned Receivables by the Sub-Servicer, as well as the time frames for the settlement of collections, as amended and/or supplemented from time to time in respect of the provisions of the Sub-Servicing Agreement.

“Insurance Policy” means any policy issued by an Insurance Company:

(i)	to the Assigner and registered or to be registered (including the existing policy with Euler Hermes) to the benefit of the Assignee or other beneficiary selected by the Assignee; and/or

(ii)	to the Assignee or other beneficiary selected by the Assignee (with the consent of the Assigner),

covering the credit risk of one or more Receivables.

“Portfolio” means the First Portfolio and/or any Subsequent Portfolio.

“Subsequent Portfolio” means any portfolio of Eligible Receivables subsequent to the First Portfolio.

“Portfolio Manager” or “Sponsor” means both Intesa Sanpaolo S.p.A. and Banca IMI, in their capacity as agents of the Assignee.

“Previous Regulation” means Italian Presidential Decree No. 554 of 21 December 1999, repealed by Article 358.1(c) of Italian Presidential Decree No. 207 of 5 October 2010, effective as of 8 June 2011 in accordance with Article 359.1 of the same Italian Presidential Decree No. 207/2010.

“Purchase Price” assumes the meaning given in Attachment 4 to this Agreement.

“Individual Purchase Price” means, depending on the Eligible Currency of each Assigned Receivable, the EUR Individual Purchase Price, USD Individual Purchase Price, CAD Individual Purchase Price or GBP Individual Purchase Price, the meanings of which are given in Attachment 4 to this Agreement.

“First Portfolio” assumes the meaning given in Article 2.2 (Assignment of First Portfolio).

“Bankruptcy Proceedings” means bankruptcy and the bankruptcy proceedings or similar proceedings provided under Italian Law (in particular the Bankruptcy Law or the Consolidated Law on Banking), including, but not limited to, receivership, arrangement with creditors, composition with creditors and extraordinary administration of large enterprises in a state of insolvency.

“Products” means the furnishing products sold to Clients by the Assigner as part of its ordinary business activity, in accordance with any applicable regulations.

“Purchase Date” means the Calculation Date or other date agreed upon by the Parties, taking into account that the first Purchase Date coincides with the first Payment Date.

“Manager Report” or “Sub-Servicer Report” means the statement to be submitted on each Report Date by the Sub-Servicer to the Servicer, to the Portfolio Manager and to the Assignee in accordance with the Sub-Servicing Agreement.

“Renewal Date” means the Payment Date which falls in the months of April and October, with the first Renewal Date falling on 28 April 2016, or another date agreed upon by the Parties.

“Report Date” means the Offer Date or another date agreed upon by the Parties (including through the Portfolio Manager where it concerns the Assignee), taking into account that the first Report Date shall be 13 July 2015.

“Revolving Period” means the period which starts on the Date of Signing of the Agreement (inclusive) and ends on the Expiry Date (exclusive).

“Servicer” means Zenith, in its capacity as agent in accordance with the Servicing Agreement.

“Sub-Servicer” means Natuzzi S.p.a., in its capacity as agent in accordance with the Sub-Servicing Agreement.

“Alternate Sub-Servicer” means any entity which, following the revocation of the Sub-Servicer’s appointment under the Sub-Servicing Agreement, is appointed by the Servicer and/or by the Assignee (including through the Portfolio Manager) to replace the Sub-Servicer under the aforementioned Sub-Servicing Agreement.

“Subsidiary” means a subsidiary within the meaning of Article 2359 of the Italian Civil Code.

“Designated Company” means:

(i)

a company which, prior to the Date of Signing, has acted as agent of the Assigner with reference to the management, administration, collection and/or recovery of Receivables and/or Commercial Agreements in substantial conformity with the Credit and Collection Policy; or

(ii)

any company selected by the Sub-Servicer with the prior written approval of the Assignee (including through Portfolio Manager) which possesses the necessary financial instruments and the capacity to provide a management service equivalent to that carried out by the Sub-Servicer under the Sub-Servicing Agreement; or

(iii)

any leading legal office designated by the Sub-Servicer with experience in the management, collection, recovery and administration of commercial receivables and the related/accessory legal activities; or

(iv)	any company designated by the Sub-Servicer to which Collections are paid or through which they are transferred.

“Taxes” means all present and future taxes, fees or charges of any nature or in any way applied, including (without limitation) VAT or any similar tax, and any tax liability on sales, business, occupancy, exercise, personal property, movable property, gross income, fuel, leasing, work activity, turnover, profits, gross income, franchises, registrations, licenses, companies, investment income, imports/exports, income or other encumbrances, or any other tax, withholding, stamp duty or other tax of any kind (or any other amount corresponding to each of the above terms) now or hereafter imposed, levied, payable or requested by any national or regional tax authority or agency, in addition to any added penalty, tax, fine or interest; taxes and taxation are to be interpreted accordingly.

“Consolidated Law on Banking” means Legislative Decree No. 385 of 1 September 1993.

“Eligible Currency” means euro, United States dollars, British pounds sterling or Canadian dollars.

INTERPRETATION

In this Agreement:

1.	the titles are used solely for purposes of convenience and may not limit the interpretation or structuring of this Agreement;

2.	unless otherwise specified, references to “Articles” means the articles of this Agreement;

3.	unless otherwise provided, depending on the context, any reference to the singular also includes the plural and vice versa;

4.	any reference to “records and documents” is to be interpreted as if it includes a reference to records and documents existing in electronic format on electronic databases or other electronic media;

5.	words in Italian assume the meaning they are assigned under the Italian laws and regulations and based on the Italian language, and that meaning shall prevail over any translation into English;

6.

“month” means a period of time starting on a given day of a month and ending on the corresponding day of the following month, except where (i) the corresponding day is not a Business Day, in which case such period shall end on the following Business Day of that month (if a following day exists) or (if no following day exists) on the preceding Business Day; and (ii) if there is no corresponding day in the month in which the period is supposed to conclude, the period shall conclude on the last Business Day of the month after that in which the period started;

7.	in reference to a given document or an agreement, each is to be understood as the latest version as supplemented or amended over time;

8.

where applicable based on the context, the term “this Agreement” shall be interpreted so as to include each and every Assignment Agreement entered into in accordance with Article 2 (Assignment of Receivables);

9.

in reference to each law, legislative decree, regulation or other regulatory provision, these shall be interpreted so as to include any supplement, amendment, variation or replacement made over time to that law, legislative decree, regulation or other regulatory provision;

10.	any reference to a time shall be interpreted as referring to Italian time;

11.

unless otherwise specified, any reference to payments, charges and/or expenses shall be understood as also relating to any applicable VAT, notwithstanding that such payments, charges and/or expenses shall be indicated after the application of such tax.

ATTACHMENT 2 - ELIGIBILITY CRITERIA

Each Receivable offered for sale by the Assigner to the Assignee shall meet all the Eligibility Criteria provided below, on each Offer Date or on a Cash Transfer Date when the Assigner formulates an offer.

(i)

Ordinary business performance: the Receivable in question derives solely and entirely from the performance of the business currently run by the Assigner. The Assigner is the original creditor of the Receivables in question, which was therefore not purchased or otherwise received from a third party (except in the case of succession in the totality of the Receivables as a result of a merger or sale of the business unit of which the Assigner was a part);

(ii)

Validity: the Receivable in question gives rise to legitimate, valid and effective obligations that are binding on the respective Debtor, including, but not limited to, the fact that the payment of the amounts due and the same obligations are due in accordance with their respective terms, subject to the application of laws and regulations in the event of bankruptcy or other procedure which involves the precondition or consequence that the respective Debtor is Insolvent;

(iii)	Credit and Collection Policy: the Receivables were originated, invoiced, administered and managed by the Assigner in accordance with the Credit and Collection Policy;

(iv)	Transferability: the Assigner is not currently party to any factoring or servicing agreement or other analogous or similar agreements with any other party in relation to:

(a)	the Receivable; or

(b)	other Receivables that are due from the respective Eligible Debtors except for those Receivables assigned to factoring companies on the first Cut-Off Date;

(v)	No litigation: the Receivable in question has not been qualified as a Receivable under Litigation;

(vi)	Identification: the Receivable in question can be identified and located at any time by the Assigner to determine its respective ownership and can be located and identified at each Cut-Off Date;

(vii)

No payment in kind: the Receivable in question has not been the subject of any payments in kind and, in particular, has not been in full or partially settled through the delivery of goods to the Assigner or the provision of services in favour of the Assigner;

(viii)	Beneficiary: the Receivable is integrally and directly payable to the Assigner, in its name and on its own behalf;

(ix)	No current account: the Receivable is not the subject or subject to any current account relationship between the Assigner and the Debtor;

(x)	No interest: the Receivable in question is a trade receivable that does not produce any interest (except for Arrears Interest);

(xi)	Withholding Tax: the payments due by the Debtor in relation to the Receivable in question are not subject to any withholding tax (either in Italy or abroad);

(xii)	VAT: the amount of the Receivable indicated in the corresponding Invoice includes any relevant payable VAT;

(xiii)	Debtors: in relation to each Receivable the corresponding Debtor is defined as an Eligible Debtor;

(xiv)	Not Insolvent: as far as the Assigner is aware, taking into account all the information available to it, the relevant Debtor is not Insolvent;

(xv)	No control and employment: the Debtor is not, directly or indirectly, controlled by the Assigner or any other party that belongs to the Assigner’s group and is not an employee of the same Assigner;

(xvi)

No immunity: as far as the Assigner is aware, taking into account all the information actually available to it and all publicly available information, the Debtor is not subject to any judicial immunity;

(xvii)

Presentation File of New Debtors and List of Debtors, Registered Details and Ceiling Change File and New Invoice File: the Debtor with respect to any Receivable can be clearly identified in the Presentation File of New Debtors and List of Debtors, in the relevant Registered Details and Ceiling Change File sent by the Assigner under this Agreement in relation to a Proposal Date for Changing the List of Eligible Debtors and in the related New Invoice File sent by the Assigner under this Agreement in relation to each Offer Date;

(xviii)	Eligible Currency: the Receivable in question is in Euro or US Dollars or British Pounds or Canadian Dollars;

(xix)	No future credit: the Receivable is a receivable that came into existence due to, and was invoiced to the Debtor;

(xx)

Total Assignment: each Receivable assigned under this Agreement constitutes the total amount of the Receivable which, on the relevant Offer Date, may be sold under the terms of the Commercial Agreement which the Receivable derives from;

(xxi)	Non-expiry: no Receivable has expired;

(xxii)	No previous payment: no Receivable refers to an Invoice whose amount has been partially paid by the relevant Debtor;

(xxiii)

Payment Term: the payment term for the Invoice relating to each Receivable is not greater than 180 days from the last day in the month in which the Invoice was issued and in any case it is not above the payment terms stipulated in the Insurance Policy

ATTACHMENT 3 - OPERATING PROCEDURE FOR THE SALE OF ELIGIBLE RECEIVABLES

1.

On each Offer Date, as well as on each Cash Transfer Date when the Assigner formulates an offer, the Assigner must send the Assignee and the Portfolio Manager (by e-mail or any other means from time to time agreed by the Parties - also via the Portfolio Manager vis-à-vis the Assignee) a proposed Assignment Agreement, substantially in the format indicated in Attachment “A” to this Attachment, duly signed by one or more of the Assigner’s Authorised Signatories, which highlights the Assigner’s proposal to sell and transfer to the Assignee all the Receivables within the Portfolio offered for sale.

2.

Together with the proposed Assignment Agreement, Natuzzi shall send the Assignee and the Portfolio Manager the New Invoice File relating thereto prepared by Natuzzi (it must be sent by electronic means (using the computer security procedures agreed with the Assignee, also via the Portfolio Manager) or in hard copy or, limited to the assignment of the First Portfolio, by delivery/dispatch of an IT device).

3.

Following the receipt of the proposed Assignment Agreement referred to in paragraph 1 above and if the conditions specified in Article 5 (Conditions precedent) have been fulfilled, the Assignee (also via the Portfolio Manager) shall accept this proposed Assignment Agreement on the Purchase Date immediately subsequent to the receipt of such offer or, as appropriate, on the Cash Transfer Date (for the Eligible Receivables offered under Article 2.3.4, resulting in the purchase of the relevant Portfolio offered for sale according to one of the two following procedures:

I.	Acceptance procedure by sending a signed acceptance of the proposal:

(a)

provide Natuzzi with confirmation, by the end of the following Business Day (by email or any other means from time to time agreed by the Parties), of its acceptance to purchase the Receivables included in the Portfolio offered for sale, returning its acceptance of the proposed Assignment Agreement to the Assigner substantially in the format provided in Attachment “B” to this Attachment, duly signed by one or more of the Assignee’s Authorised Signatories (also via the Portfolio Manager), on the understanding that each Assignment Agreement shall be deemed concluded only when the Assignee has returned its acceptance of the Assigner’s proposal, duly signed with reference to all the Receivables offered to it; and

(b)

notify Natuzzi (in the related acceptance of the proposed Assignment Agreement) of the Purchase Price for the Assigned Receivables purchased by it as determined pursuant to Attachment 4 (Calculation of Purchase Price) in this Agreement;

(c)

following the receipt of each acceptance of a proposed Assignment Agreement, the related Assignment Agreement shall be deemed concluded. Without prejudice to the effectiveness of the assignment of the Assigned Receivables, it is understood that the Assignor may, no later than the relevant Payment Date, request in writing clarification regarding the Assignee’s calculation of the Purchase Price (also via the Portfolio Manager) and notified in accordance with paragraph 3 (b) above, on the understanding that such request may solely concern any calculation errors and/or the failure to enforce any provisions from this Agreement concerning the calculation of the Purchase Price. In this case, the Assignee (also via the Portfolio Manager) and Natuzzi must agree on the correct calculation of the Purchase Price on the basis of the correct application of the formula in Attachment 4 (Calculation of the Purchase Price);

II.	Acceptance procedure through payment of the Purchase Price:

(a)

as an alternative to the acceptance procedure indicated in point (i), the Assignee may accept each proposed Assignment Agreement and the consequent purchase of the relevant Portfolio offered for sale by making direct payment of the Purchase Price specified for that Portfolio in accordance with Article 4 of the Assignment Agreement;

(b)

following the receipt of each Purchase Price, the relevant Assignment Agreement shall be deemed concluded. Without prejudice to the effectiveness of the assignment of the Assigned Receivables, it is understood that the Assigner may, no later than the relevant Payment Date immediately subsequent to that on which the relevant Purchase Price was paid by the Assignee, request in writing clarification regarding the Assignee’s calculation of the Purchase Price, on the understanding that such request may solely concern any calculation errors and/or the failure to enforce any provisions from this Agreement concerning the calculation of the Purchase Price. In this case the Assignee (also via the Portfolio Manager) and Natuzzi must agree on the correct calculation of the Purchase Price on the basis of the correct application of the formula in Attachment 4 (Calculation of the Purchase Price).

4.

Following the receipt of each acceptance of a proposed Assignment Agreement, or receipt of each Purchase Price according to the above procedures, the Assigner must, in all those cases where the Assignee is entitled to notify the Eligible Debtors of the assignment, deliver as soon as possible (also via the Portfolio Manager) to the Assignee (or to any other person appointed by it, including the Portfolio Manager) all the documents in its possession or in the possession, on its behalf, of its representatives, agents or proxies, relating to the Assigned Receivables transferred to the Assignee on the relevant Purchase Date, in compliance with the provisions contained in Article 1262 of the Italian Civil Code and, nevertheless, without this delivery compromising the activity of the Assigner as Sub-Servicer.

Attachment “A” to ATTACHMENT 3

Pro-forma proposed Assignment Agreement

[ON ASSIGNER LETTERHEAD]

To:

Muttley S.r.l.

Via Alessandro Pestalozza, No. 12-14

20131 Milan

Email: societario@zenithservice.it

Fax: 39 02 77880599

For the attention of [*].

Copy to:

Intesa Sanpaolo S.p.A.

Banca IMI S.p.A.

both c/o

Banca IMI S.p.A.

Largo Mattioli, 3

20121 Milan

Italy

For the attention of: Credit Solutions Group - Securitisation

[Place], [date]

Re: Proposed Assignment Agreement No. [*][TO BE COMPLETED]

To whom it may concern,

with reference to the Framework Agreement for the Assignment of Receivables dated 9 July 2015 (the “Agreement”) between Natuzzi SpA (the “Assigner”) e Muttley Srl (the “Assignee”).

The terms with initial capital letters used in this proposed Assignment Agreement have the meanings ascribed to them in the Agreement.

The Assigner hereby proposes to sell and dispose of, not as a block, with no guarantee of the solvency of the related Debtors (but without prejudice to the rights and remedies in favour of the Assignee in the event of any untruthful representation or warranty or breach of commitments made by the Assigner under the Agreement) pursuant to Article 4 (1) of the Securitisation Law, [FOR THE ASSIGNMENT OF THE FIRST PORTFOLIO: with legal effect on the first Payment Date] [FOR THE ASSIGNMENT OF THE SUBSEQUENT PORTFOLIOS: with legal effects deferred to [*] [IMMEDIATELY SUBSEQUENT PURCHASE DATE]] and economic effects backdated to [*] [THE PREVIOUS CUT-OFF DATE] [FOR THE ASSIGNMENT THAT OCCURS ON A CASH TRANSFER DATE: with legal and economic effects from the Cash Transfer Date corresponding to day/month/year], an amount equal to 100% of the Face Value of the Eligible Receivables listed in the New Invoice File [sent via email on today’s date], amounting to Euro [*].

As per the Agreement, the Purchase Price of these Eligible Receivables will be determined in accordance with Attachment 4 of the Agreement (Calculation of Purchase Price) and, as such, will be notified by the Assignee (also via the Portfolio Manager) in its letter accepting this proposal, which shall be sent by the Assignee to the Assigner by [*] [FOR THE ASSIGNMENT OF THE FIRST PORTFOLIO: FIRST PAYMENT DATE] [FOR THE ASSIGNMENT OF SUBSEQUENT PORTFOLIOS: IMMEDIATELY SUBSEQUENT PURCHASE DATE] [FOR AN ASSIGNMENT THAT OCCURS ON A CASH TRANSFER DATE, INDICATE THAT DATE]

The Assignee should determine the Purchase Price according to the calculation procedures pursuant to Attachment 4 of the Agreement (Calculation of Purchase Price).

As an alternative to the above, this proposal may be accepted by the Assignee by paying the Purchase Price to the Assigner that may also be performed through offsetting according to the provisions in the Agreement.

Representations, Warranties and Commitments

We represent and warrant that, in accordance with the specifications in the Agreement, on the date of this proposed Assignment Agreement (and on the corresponding Purchase Date):

(a)

each representation and warranty contained in Attachment 6 (Representations and warranties) - Part A (General representations and warranties) and Part B (Representations and Warranties of the Assigner in relation to the Eligible Receivables) - of the Agreement is correct, complete and exact, according to the terms and the conditions specified therein;

(b)	each commitment in Attachment 7 of the Agreement (Commitments of the Assigner) has been fulfilled with regard to the fulfilments related to that date; and

(c)

all the conditions precedent for the transfer have been satisfied, including those in Attachment 5 (Conditions precedent), Part B (Conditions precedent prior to each Purchase Date and Payment Date) of the Agreement, without prejudice to the Assignee’s right to directly verify compliance with these conditions.

Yours faithfully,

NATUZZI S.p.A.

Special Legal Representative

Dr. Vittorio Notarpietro

Attachment: Related New Invoice File sent via email on today’s date

Attachment “B” in ATTACHMENT 3

Pro-forma acceptance of the proposed Assignment Agreement

[ON THE ASSIGNEE’S HEADED NOTEPAPER]

Natuzzi S.p.A.

Viale lazzitiello, 47

70029 Santeramo in Colle (BA)

Fax: +39 [*]

Email: [*]

For the attention of [*].

[Place], [date]

Re: Acceptance of the proposed Assignment Agreement No. [*][TO BE COMPLETED]

To whom it may concern,

With regard to your proposed Assignment Agreement No. [*] [TO BE COMPLETED] that we received on [*] [TO BE COMPLETED], a copy of which is attached hereto (the “Proposal”), we hereby send our acceptance (the “Acceptance”).

The terms with initial capital letters used in this Acceptance have the meanings ascribed to them in the Framework Agreement for the Assignment of Receivables dated 9 July 2015 to which you refer (the “Agreement”) and in the Proposal.

We hereby confirm our acceptance of the aforesaid Proposal, and therefore our intention to buy all the Receivables as identified in the attached New Invoice File relating to the Proposal, for a Purchase Price which, on the basis of the calculations we have made in accordance with Attachment 4 of the Agreement (Calculation of Purchase Price), amounts to Euro [*].

Yours faithfully,

Muttley S.r.l.

[also via Banca IMI SpA and/or Intesa Sanpaolo Spa]

ATTACHMENT 4 - CALCULATION OF THE PURCHASE PRICE

“Euro Individual Purchase Price” or “Euro PPi” indicates the amount payable by the Assignee for each Assigned Receivable in Euro included in a Portfolio, being the purchase price for such Receivable that must be calculated on each Calculation Date immediately prior to the relevant Payment Date, according to the following formula:

Euro PPi - FVi × [1 – Cci - FDi - CF/VN - 0.03%]

Where:

FVi indicates the Face Value of the Receivable

CCi indicates the Commission as defined on the Calculation Date (expressed in percentage terms)

CF indicates for the First Portfolio an amount equal to Euro 120,000.00 to cover the Assignee’s annual management costs and Euro 10,000.00 for the subsequent Portfolios on the understanding that, if there are insufficient Receivables in Euro to charge these fixed costs, these costs will be spread over the First Portfolios and Subsequent Portfolios in other currencies

VN indicates the Nominal Value of the Receivables in Euro on this Offer Date.

Financial Discount Rate or FDi indicates at each Calculation Date:

FDi = [(DSOd/360) × (E + MF)]

Where:

DSOd indicates the DSOd on this Calculation Date

E indicates the Euribor Benchmark which cannot in any case be less than 0%. In this regard, the Parties agree and mutually acknowledge that, if the EURIBOR Benchmark is lower than 0%, it will be deemed equal to 0%.

MF indicates the Euro Financial Margin

“Euro Financial Margin” means 2.10% or any different percentage notified by the Assignee (also via the Portfolio Manager) to the Assigner on each Renewal Date.

“Euro Purchase Price” or “Euro RPP” means, on each Calculation Date and in relation to each Portfolio of Receivables in Euro offered by the Assigner on the Offer Date immediately prior to such Calculation Date, the total amount due to the Assigner in respect of the purchase price of the Portfolio equal to the sum of the Euro Individual Purchase Prices of all the Receivables included in this Portfolio.

“USD Individual Purchase Price” or “USD PPi” indicates the amount payable by the Assignee for each Receivable in USD included in a Portfolio, being the purchase price for such Receivable that must be calculated on each Calculation Date immediately prior to the relevant Payment Date, according to the following formula:

USD PPi- FVi × [1- CCi - FDi - 0.03%]

Where:

FVi indicates the Face Value of the Receivable

CCi indicates the Commission as defined on the Calculation Date (expressed in percentage terms)

Financial Discount Rate or FDi indicates at each Calculation Date:

FDi - [(DSC)d/360) × (L + MF)] Where:

DSOd indicates the DSOd on this Calculation Date

L indicates the Libor USD Benchmark which cannot in any case be less than 0%. In this regard, the Parties agree and mutually acknowledge that, if the EURIBOR Benchmark is lower than 0%, it will be deemed equal to 0%.

MF indicates the USD Financial Margin

VN indicates the Nominal Value of the Receivables in US Dollars on this Offer Date.

“USD Financial Margin” means 2.80% or any different percentage notified by the Assignee (also via the Portfolio Manager) to the Assigner on each Renewal Date.

“USD Purchase Price” or “USD RPP” means, on each Calculation Date and in relation to each Portfolio of Receivables in USD offered by the Assigner on the Offer Date immediately prior to such Calculation Date, the total amount due to the Assigner in respect of the purchase price of the Portfolio equal to the sum of USD Individual Purchase Price of all the Receivables included in this Portfolio.

“CAD Individual Purchase Price” or “CAD PPi” indicates the amount payable by the Assignee for each Receivable in CAD included in a Portfolio, being the purchase price for such Receivable that must be calculated on each Calculation Date immediately prior to the relevant Payment Date, according to the following formula:

CAD PPi= FVi × [1- CCi - FDi - 0.03%]

Where:

FVi indicates the Face Value of the Receivable

CCi indicates the Commission as defined on the Calculation Date (expressed in percentage terms)

Financial Discount Rate or FDi indicates at each Calculation Date:

FDi = [(DSOd/360) × (L + MF)] Where:

DSOd indicates the DSOd on this Calculation Date

L indicates the Libor CAD Benchmark which cannot in any case be less than 0%. In this regard, the Parties agree and mutually acknowledge that, if the EURIBOR Benchmark is lower than 0%, it will be deemed equal to 0%.

MF indicates the CAD Financial Margin

VN indicates the Nominal Value of the Receivables in CA Dollars on this Offer Date.

“CAD Financial Margin” means 2.60% or any different percentage notified by the Assignee (also via the Portfolio Manager) to the Assigner on each Renewal Date.

“CAD Purchase Price” or “CAD RPP” means, on each Calculation Date and in relation to each Portfolio of Receivables in CAD offered by the Assigner on the Offer Date immediately prior to such Calculation Date, the total amount due to the Assigner in respect of the purchase price of the Portfolio equal to the sum of the CAD Individual Purchase Prices of all the Receivables included in this Portfolio.

“GBP Individual Purchase Price” or “GBP PPi” indicates the amount payable by the Assignee for each Receivable in GBP included in a Portfolio, being the purchase price for such Receivable that must be calculated on each Calculation Date immediately prior to the relevant Payment Date, according to the following formula:

GBP PPi = Fvi × [1 - CCi - FDi - 0.03%]

Where:

FVi indicates the Face Value of the Receivable

CCi indicates the Commission as defined on the Calculation Date (expressed in percentage terms)

Financial Discount Rate or FDi indicates at each Calculation Date:

FDi = [(DSOd/360) × (L + MF)]

Where:

DSOd indicates the DSOd on this Calculation Date

L indicates the Libor CAD Benchmark which cannot in any case be less than 0%. In this regard, the Parties agree and mutually acknowledge that, if the EURIBOR Benchmark is lower than 0%, it will be deemed equal to 0%.

MF indicates the CAD Financial Margin

VN indicates the Nominal Value of the Receivables in CA Dollars on this Offer Date.

“GBP Financial Margin” means 2.60% or any different percentage notified by the Assignee (also via the Portfolio Manager) to the Assigner on each Renewal Date.

“GBP Purchase Price” or “GBP RPP” means, on each Calculation Date and in relation to each Portfolio of Receivables in GBP offered by the Assigner on the Offer Date immediately prior to such Calculation Date, the total amount due to the Assigner in respect of the purchase price of the Portfolio equal to the sum of GBP Individual Purchase Price of all the Receivables included in this Portfolio.

ATTACHMENT 5

CONDITIONS PRECEDENT

Part A

Conditions precedent prior to the First Calculation Date

The Assignee and the Portfolio Manager must have received all the following documents in a form and substance that is reasonably satisfactory to the Assignee.

1.	On the Signature Date:

(a)

copy of the latest version of the Assigner’s documents of incorporation (articles and memorandum of association) certified by a duly authorised representative of the Assigner confirming that the documents are certified copies and updated compared to the originals;

(b)

copy of the special power of attorney (if required pursuant to the resolution referred to in paragraph (d) below) issued by the Assigner for the signing of this Agreement and the other Transaction Documents no earlier than the 5th Business Day prior to the Signature Date of the Contract;

(c)	copy of the latest available audited financial statements of the Assigner, including the management report approved by the Assigner’s Board of Directors and Board of Statutory Auditors;

(d)

copy of the resolutions or decisions taken by the Assigner’s competent body (shareholders’ meeting, board of directors, sole director or other) authorising the signing and execution of this Agreement and the other Transaction Documents, certified by a duly authorised representative of the Assigner pursuant to the articles of association, with a statement confirming that these certified resolutions have not been modified, amended, revoked or cancelled;

(e)	copy of the Sub-Servicing Agreement duly signed by the Authorised Signatories);

(f)	copy of the Deed of Pledge duly signed by the authorised representatives of the related parties (and, in the case of the Assigner and the Assignee, by their respective Authorised Signatories);

(g)

a legal opinion issued by Hogan Lovells Law Firm, the Assigner’s independent legal advisers, addressed to the Assignee with a copy also sent to the Assigner, concerning the valid constitution, authorisations and powers of the Assigner in connection with this Agreement and the other Transaction Documents to which the Assigner is a party.

2.	Prior to or on the same date as the First Calculation Date:

(a)

a Chamber of Commerce certificate of registration of the Assigner issued no earlier than 15 days prior to the First Calculation Date, highlighting the absence of any insolvency proceedings against the Assigner;

(b)

a Certificate of Solvency regarding the Assigner in the form specified in Attachment 9 of this Agreement (Pro forma solvency certificate), signed no earlier than 5 days prior to the First Calculation Date;

(c)

a legal opinion on the validity and compliance with the Italian law of the Transaction Documents, issued by the PLC Law Firm, acting as the Assignee’s legal advisers, and addressed to the Assignee and the Assigner;

(d)	tax advice issued to the Assignee by PLC law firm, acting as the Assignee’s tax advisers, and addressed to the Assignee and the Assigner.

Part B

Conditions precedent prior to each Purchase Date, Payment Date and Cash Transfer Date

1.	The Assigner shall not be in default up to such dates for the payment of any amount due from it according to the terms within this Agreement.

2.

The Assigner must have fulfilled all its significant commitments and substantially satisfied all its significant obligations in the interest of the Assignee arising from this Agreement, to be fulfilled and satisfied by the relevant Purchase Date, Payment Date and Cash Transfer Date under this Agreement.

3.	No Revocation Event of the Sub-Servicer must have occurred prior to or at the same time as such dates.

4.

The Assignee and Portfolio Manager must have received all confirmations, representations, warranties, certificates and other information or documents provided by the Assigner and/or the Sub-Servicer according to the specific provisions in this Agreement or in the Sub-Servicing Agreement, including a Chamber of Commerce certificate, limited to the Offer Date in March, June, September and December of each year, on a date no earlier than 15 days prior to such Offer Date, stating that the Assigner is not subject to any bankruptcy proceedings

5.

There must not be any request filed and pending before the competent court, for a declaration of insolvency against the Assigner or, if such a request has been filed and is pending, the competent court must not have expressed its opinion yet.

6.	No Significant Event or Potential Significant Event must have occurred and still be in progress.

7.

All information and the Sub-Servicer Report that, pursuant to the Agreement or the Sub-Servicing Agreement, should be sent by the Assigner (as Sub-Servicer) to the Assignee, Servicer and Portfolio Manager on the Report Date immediately prior to the relevant Calculation Date must have been promptly sent by the Assigner (in all its capacities and functions) and received by the Assignee and the Portfolio Manager prior to or at the same time as such dates.

8.	The proposed Assignment Agreement must have been sent by the Assigner and received by the Assignee and the Portfolio Manager prior to or at the same time as the relevant Calculation Date.

9.	All representations and warranties provided for in Attachment 6 (Representations and Warranties) must be correct, accurate and complete in all material respects.

10.

the Assignee and Portfolio Manager must have received a Certificate of Solvency regarding the Assigner in the form specified in Attachment 9 of this Agreement (Pro forma Solvency Certificate), signed no earlier than 5 days prior to the relevant Calculation Date.

ATTACHMENT 6 - REPRESENTATIONS AND WARRANTIES

Part A

General representations and warranties

The Assigner represents and warrants to the Assignee that:

1.	Status: it is a duly incorporated company, that is validly existing and solvent according to Italian laws;

2.	Powers and authorisations: it has full corporate powers and the ability to sign and fulfil its obligations assumed under this Agreement and the other Transaction Documents which it is a party to;

3.

Legal validity: its obligations arising from this Agreement and from the assignment of the Receivables thereunder constitute or, once the said assignments have been completed, shall constitute legal and valid obligations, that are binding on it in accordance with the respective terms;

4.

Obligations pari passu: its own payment commitments pursuant to this Agreement are and will be obligations that must be and will be fulfilled with the same priority (pari passu) as its own present and future obligations and responsibilities, that are non-guaranteed and conditional or otherwise, except for non-guaranteed obligations that are privileged under the law;

5.

Absence of breaches: the signing and execution of this Agreement, of the other Transaction Documents which it is a party to and all the other papers and documents that need to be signed pursuant to this Agreement and the Transaction Documents, at the time of the stipulation of this Agreement or, as applicable, at the time when the representations and warranties set out in this Attachment have to be repeated in accordance with Article 6 (Representations and warranties), in its capacity as Assigner, does not nor will not entail a breach, does not nor will not constitute a non-fulfilment and is not and will not be in conflict with or contrary to, or exceed the limitations of the powers of the directors set by:

(a)	the company’s constitutional documents;

(b)	any law, rule or regulation applicable to it in its capacity as the Assigner;

(c)	any contract, warranty, bond issue or any other financial arrangement which it is a party to or to which its goods, earnings or assets are subject;

(d)	any order, warrant, judgement, decision, order or decree that is binding on it or on its assets; or

(e)	any Commercial Agreement;

6.

Permissions: it has obtained and maintained the full validity of all authorisations, approvals, permits, agreements, licences, exemptions and registrations and has made all deposits or obtained all the documents that may be necessary in order to sign this Agreement and to execute the same and all its obligations under this Agreement and, to the best of its knowledge, at the time of stipulating this Agreement or, as applicable, at the time when the representations and warranties set out in this Attachment have to be repeated pursuant to Article 6 (Representations and Warranties), there are no circumstances whatsoever that may lead to the expiration, revocation, annulment or non-renewal of the aforesaid authorisations, approvals, permits, agreements, licences, exemptions and registrations;

7.

Legal compliance: its own business activities are carried out in compliance with all laws, regulations, acts and/or measures of the competent regulatory authorities that are applicable and/or relevant for the Assigner;

8.

Levies and taxes: all the mandatory tax returns have been filed by the same or on its behalf with the relevant tax authorities and it is not substantially in default with the payment of Taxes (unless notified in good faith and on reasonable grounds), and no substantially significant assessment has been undertaken with respect to Taxes (except for any that may have been notified in good faith and on reasonable grounds), that was not highlighted in the last financial statement and for which adequate reserves have been reserved in accordance with the applicable accounting standards;

9.

Absence of litigation: there is no litigation, arbitration, administrative proceedings or legal actions before any jurisdiction, court, administration or Authority, currently in progress or pending on the fifth Business Day prior to the relevant Cut-Off Date and such that, if the outcome were unfavourable, it might seriously impair its ability to fulfil its obligations under this Agreement or may impair the transferability of the Eligible Receivables or the ability for them to be collected;

10.

Financial statements: its annual audited accounts for the last financial year (as required by all applicable laws and regulations) that are available on the Signature Date of this Agreement were prepared in accordance with the applicable accounting standards and give a true, complete and fair view of its results, activities and financial position on the relevant reference date;

11.

Solvency: it is not Insolvent and, as far as it is aware, there is no fact that could make it Insolvent and it will not be declared insolvent as a result of signing this Agreement or executing the obligations contained therein;

12.

Absence of Significant Events: no Significant Event or Potential Significant Event in favour of the Assignee indicated in Attachment 8 (Significant Events), Part A (Significant Events in favour of the Assignee), has occurred and has not been remedied (with reference to any events attributable to the Assigner) and, with reference to any events not attributable to the Assigner, has occurred and has not been remedied of which the Assigner is aware;

13.

Economic and financial interests: the transactions provided for in this Agreement are in its economic and financial interests and their execution is not likely in itself to adversely affect its financial condition (without prejudice to any and all possible financial effects related to the way in which the assignments and other transactions carried out under this Agreement or the other Transaction Documents are represented in the Assigner’s accounts);

14.

Data protection: unless otherwise notified in writing to the Assignee and the Portfolio Manager, the provision of information about each Debtor with respect to the Eligible Receivables for the purposes of the proposed Assignment Agreement or the assignment of each Eligible Receivables, as specified and for the purposes indicated in this Agreement, is not contrary to the applicable law on the protection of personal data or to any Commercial Agreement;

15.

Information and historical data: the information and historical data provided by the Assigner to the Assignee and the Portfolio Manager in relation to the preparation of this Agreement, in relation to the Receivables to be assigned under this Agreement and to the transaction being considered here, including, for the sake of an example, the information and historical data provided during the due diligence conducted by the Assignee and the Portfolio Manager, is true, complete and correct in all their relevant aspects.

Part B

Representations and Warranties of the Assigner with respect to the Eligible Receivables

The Assigner shall provide the Assignee, on each Offer Date and each Purchase Date, and (in relation to the assignment regulated by Article 2.3.4) on each Cash Transfer Date, with the following representations and warranties with respect to the Eligible Receivables offered for assignment on such Offer Date and, as appropriate, on such Cash Transfer Date:

1.	Compliance with the Eligibility Criteria: each Eligible Receivable complies with all the Eligibility Criteria;

2.	Compliance with the Criteria of the Portfolio: each Portfolio of Eligible Receivables complies with all the Criteria of the Portfolio;

3.	Disputes: no Eligible Receivable is the subject of a written dispute by the relevant Debtor which is likely to undermine the recovery of such Eligible Receivable;

4.

Event related to the Debtor: as far as the Assigner is aware, in respect of each Eligible Receivable, no event has occurred that may have a negative impact on its relevant Debtor such as to undermine the possible recovery of such Eligible Receivable, also pursuant to the Credit and Collection Policy;

5.

Ownership of the Eligible Receivables: the Assigner is and always has been the owner of each Eligible Receivables, possessing the full, exclusive and unlimited legal entitlement of the same and is entitled to sell them and is selling each Eligible Receivables to the Assignee free from any Warranty or any other rights or Receivables over them held by third parties, except only for any Eligible Receivables subject to previous assignment and/or factoring obligations to third parties for which the Assigner undertakes not to make any further assignments.

6.

Eligible Receivables and Commercial Agreements: the Products, in relation to which each Eligible Receivables has come about, were marketed in favour of the other party of the Commercial Agreement prior to or on the same date as the relevant Invoice Issue Date (subject to the Assigner’s right to allow advance payments to be followed by subsequent adjustments or balance payments) and in compliance with all applicable laws and regulations; all the provisions in any Commercial Agreement relating to Assigned Receivables have been fulfilled in all their material respects, and all the provisions on which the payment of the Eligible Receivables depends have been complied with in all material respects;

7.

Validity and binding force: there is no fact, act or omission attributable to the Assigner (or, as far as the Assigner is aware, to its agents, proxies and/or representatives) and that breaches the warranties, terms or conditions of any Commercial Agreement and that is such as to provide the relevant Assigned Debtor with reasonable grounds for allowing the same not to make timely payment of the entire amount due with respect to the related Eligible Receivable. The provisions in Article 8 (Deemed Collections) remain unchanged in the event that an Assigned Debtor also implements the aforesaid initiatives or attempts to assert the aforesaid circumstances, despite the absence of the conditions.

8.

No change: as from the Signature Date of this Agreement there have been no changes, amendments or waivers of any kind with respect to the original conditions of any Commercial Agreement related to each Eligible Receivable that may in any way undermine the transferability, enforceability or ability to be collected of each Eligible Receivable except as permitted under the Credit and Collection Policy;

9.

No violation: no Eligible Receivable or its eventual Commercial Agreement is in conflict with any applicable law, rule or regulation, and the Assigner has not, to the best of its knowledge at the time of stipulating this Agreement or, as appropriate, at the time when the representations and warranties set out in this Attachment must be repeated pursuant to Article 6 (Representations and warranties), contravened any such law, rule, regulation or any agreement, judgement, injunction, order, decree or any other (legally relevant) act or deed that is binding upon the Assigner, which in any case is likely to undermine the transferability, enforceability or ability to be collected of each Eligible Receivable;

10.

Registered Details and Ceiling Change File and Presentation File of New Debtors: the data for each Eligible Debtor indicated in the Registered Details and Ceiling Change File and Presentation File of New Debtors, as sent by e-mail on a Date of a Proposal for Changing the List of Eligible Debtors, is complete, correct, accurate and updated and the Assignee can rely on all information contained therein;

11.

New Invoice File: the data for each Eligible Receivable, as indicated in the New Invoice File, related to each Eligible Receivable, as sent by email on the same date as the proposed Assignment Agreement, is complete, correct, accurate and updated and the Assignee and the Portfolio Manager can rely on all information contained therein;

12.

List of Debtors: the data for each Eligible Debtor (including information about any existing guarantees in relation to such Eligible Debtors), as indicated in the List of Debtors, is complete, correct, accurate and updated and the Assignee and Portfolio Manager can rely on all information contained therein;

13.

Absence of Warranties and free transferability: the Eligible Receivables are not subject, in whole or in part, to any Warranty and there are no restrictions on the transferability of the Eligible Receivables to the Assignee (including, without limitation, the requirement by law or by contract, of the consent of any party (including the related Debtor) for the validity and effectiveness of the transfer and assignment of the same);

14.

Invoicing: Unless otherwise notified in writing to the Assignee and the Portfolio Manager, each Eligible Receivable comes from a Commercial Agreement which involves the issue of Invoices subsequent to an order. Each Invoice referring to each Eligible Receivable was issued in compliance with the provisions of the Credit and Collection Policy (including, without limitation, those relating to procedures and timing);

15.	Existence of the Assigned Receivable: each Eligible Receivable is existing and is governed exclusively by the terms of the relevant Commercial Agreement and the applicable laws and regulations;

16.

Commercial Agreement: each Commercial Agreement relating to the Assigned Receivables is valid and binding upon the Assigned Debtor, and was signed or otherwise concluded in accordance with the applicable laws, and was duly and validly signed or otherwise concluded by all the parties thereto and refers exclusively to the marketing of the Products;

17.

Absence of releases: no Assigned Debtor (and/or its guarantors) has asked the Assigner for and obtained any release from its payment obligations under the related Commercial Agreement that gave rise to the Eligible Receivable, or for any waiver thereto. The provisions in Article 8 (Deemed Collections) remain unchanged in the event that an Assigned Debtor attempts to assert the aforesaid circumstances, despite the absence of the conditions;

18.	Currency: the related Eligible Receivables are payable in Euro, GBP, USD and CAD;

19.

Face Value: the amounts that form part of and demonstrate the Face Value of each Eligible Receivables have been properly indicated by the Assigner on the basis of the following with regard to the Receivables:

(i)	the economic remuneration and payments of the Assigner associated with the production and marketing of the Products as well as all the related costs and expenses of the Assigned Debtor;

(ii)	the actual VAT, excise duties, other Taxes and tax rates, if any, that apply in relation to each Receivable and Commercial Agreement (and in any case without any deduction or withholding tax);

(iii)

the amount of any other costs, fees, tax rate, Tax or expenses, specified in the Trade Agreement payable by the Assigned Debtor also where subsequent to its specific requests in relation to the Products.

20.	Arrears Interest: any Arrears Interest shall be calculated and applied in accordance with the provisions contained in the relevant Commercial Agreement or applicable law;

21.

Eligible Debtors: each of the Debtors indicated in the List of Debtors, including any new Debtor included in that List of Debtors pursuant to Clause 2.1.2, meet the requirements of Clause 2.4, on the respective Cut-Off Dates, and, to the best of its knowledge, there is no basis for the relevant Debtor and/or any third parties to bring any action and/or challenge for any suspension and/or revocation of the payment of the related Receivables;

22.

Collection Account: each Collection Account is a current account for the transaction referred to in this Agreement and, therefore, was opened and is maintained by the Assigner exclusively for the crediting of Receipts relating to the Assigned Receivables pursuant to this Agreement and any debit/transfer transaction from that account will be made only in order to allow the crediting of the Receipts onto the Account of the Assignee in accordance with the provisions of Sub-Servicing Agreement;

23.

Absence of rejection against the assignment of the receivables: no Eligible Debtor has given written notification of any rejection, objection, exception or other dispute in relation to the assignment of trade receivables made by the Assigner.

24.

Insurance Policies: (i) each Insurance Policy issued by an Insurance Company in favour of the Assigner is valid, effective and binding (and give rise to valid and legitimate obligations that are binding on the respective Insurance Company) and its rights to credit items and/or its claims/actions are validly and freely transferable to the Assignee; (ii) the information and data provided and to be provided to each Insurance Company or to third parties in relation to each Insurance Policy issued by an Insurance Company in favour of the Assigner are true, complete and accurate in all material respects; (iii) the information and data relating to the insurance coverage under each Insurance Policy notified by the Assigner to the Assignee are true, complete and accurate; (iv) it has complied and will comply in the future with any obligation under each Insurance Policy issued by an Insurance Company in favour of the Assigner and/or the Assignee; (iv) no Insurance Policy issued by an Insurance Company in favour of the Assigner has been changed by the Assigner without the prior consent of the Assignee, on the understanding that the Assignee undertakes not to unreasonably withhold its consent in the event of any non-pejorative change to any Insurance Policy compared to the conditions relating to the risk coverage; (v) the Insurance Policies taken out in favour of the Assigner and whose benefits have been assigned or transferred or will be transferred in favour of the Assignee provide, for each single Assigned Debtor, a cover against the risk of non-payment of the receivables purchased by the Assignee at least equal to the amount of the Insurance Ceilings shown in the List of Debtors in Attachment 10 of this Agreement as amended from time to time.

Part C

Representations and warranties of the Assignee

(a)	Status: it is a limited liability company incorporated pursuant to the Law on Securitisation, that is duly incorporated, validly existing and solvent pursuant to the relevant law on incorporation;

(b)	Powers and authorisations: it has full corporate powers and the ability to sign and fulfil its obligations assumed by it under this Agreement;

(c)	Legal validity: its obligations arising from this Agreement constitute legal and valid obligations, that are binding on it in accordance with the respective terms;

(d)

Absence of breaches: the signing and execution of this Agreement and of all the other papers and documents that need to be signed pursuant to this Agreement does not nor will not entail a breach, does not nor will not constitute a non-fulfilment and is not and will not be in conflict with or exceed the limitations of the powers of the directors set by:

(i)	the company’s constitutional documents;

(ii)	any law, rule or regulation applicable to it;

(iii)	any contract, warranty, bond issue or any other financial arrangement which it is a party to or to which its goods, earnings or assets are subject; or

(iv)	any order, warrant, judgement, decision, order or decree that is binding on it or on its assets.

ATTACHMENT 7 - COMMITMENTS OF ASSIGNER

The Assigner undertakes to:

1.

Default: immediately inform the Assignee and Portfolio Manager of any inaccuracy in relation to the declarations or guarantees given, or any breach of the commitments made by the Assignee pursuant to this Agreement, as soon as same becomes aware of the inaccuracy or failure;

2.

Authorisations: obtain and maintain all authorisations, approvals, permits, agreements, licences, exemptions and records and make any requests or obtain all the documents that may be needed at any time in order to enter into and fulfil this Agreement, other Transfer Documents to which the Assigner is a party and all other deeds and documents to be delivered pursuant to this Agreement and the other Transaction Documents;

3.	Corporate structure: provide prompt notification to the Assignee and the Portfolio Manager if, with regard to the corporate structure, the following should occur:

(i)

a substantive and adverse change in the commercial activity, assets, operating activity or financial situation, in relation to the Assigner, which may reasonably compromise its ability to fulfil its obligations arising from this Agreement or the other Transaction Documents of which it is part;

(ii)	any reduction of the share capital or change of the registered office of the Assigner;

4.

Permission to carry on its activities: obtain and use due diligence in order to maintain all the authorisations necessary to carry out the production and marketing of products that are preparatory to the fulfilment of the obligations of this Agreement;

5.

Taxes: take responsibility and pay all taxes (if any) arising from or relating to this Agreement, to any other document relating to the Agreement in accordance with, and within the limits of the provisions of Article 10 (Fees, costs and taxes) of this Agreement;

6.	Information: deliver, within 10 business days of receipt by the Assigner, of the relevant information or documentation to the Assignee and the Portfolio Manager:

(a)

as long as Natuzzi acts as Sub-Servicer pursuant to the Sub-Servicing Agreement, a copy of all information, documents, registers or reports regarding the Eligible Receivables offered for sale and/or Assigned Debtors in its possession or sent to it by its appointees, agents or representatives, and additional information related to the same that the Assignee (also by through the Portfolio Manager) may reasonably request, producing, where appropriate, true copies of the relevant documentation, and taking into account that this requirement shall not apply: (i) to the original documents needed by the Assigner for the proper conduct of its commercial activity and that of Sub-Servicer, and (ii) to any information whose disclosure by the Assigner covers sensitive information, in particular in accordance with provisions applicable to market abuse or that involves breach of legal and/or contractual obligations regarding inside and/or confidential information;

(b)

after the exercise by the Assignee (also through the Portfolio Manager and/or the Servicer) of the right of replacement of the Sub-Servicer provided for in Article 9 of the Sub-Servicing Agreement, all information, documents, registers or reports concerning Eligible Receivables offered for sale and/or Assigned Debtors and additional information related to the same that the Assignee (also through the Portfolio Manager and/or the Servicer) may reasonably request, retaining, where appropriate, true copies of the relevant documentation, and taking into account that this requirement shall not apply to any information whose disclosure by the Assigner relates to sensitive information, in particular in accordance with the provisions applicable to market abuse or that involves breach of regulatory and/or contractual obligations concerning inside and/or confidential information;

7.

Accuracy of information: ensure that all information and reports supplied by the Assigner, and on its behalf under this Agreement and the other Transaction Documents to which it is party is accurate in all their relevant aspects;

8.

Provision of financial information: provide the Assignee, the Servicer and the Portfolio Manager with its annual financial statements certified by its own auditors, inclusive of its auditors’ and directors’ reports and an extract of the minutes of its shareholders’ meeting that approved said financial statements, within a period of 20 business days of the relevant approval, prepared in compliance with applicable accounting standards and providing a true and fair view of the results, assets and financial situation of the Assigner at the end of the reporting period if all the above documentation is not, in whole or in part, available on the official website of the Assigner or of organising companies in the stock market;

9.

Ensuring availability of documents: deliver, or ensure the delivery to the Assignee and the Portfolio Manager, three business days before each Purchase Date, Payment Date and the Collection Transfer Date the documents that the Assigner is expressly required to provide or send to the Assignee and Portfolio Manager as provided in the conditions of suspension stated in Attachment 5 (Conditions of suspension), Part B (Conditions of suspension prior to each Purchase Date, Payment Date and Collection Transfer Date), in reasonably satisfactory form and substance;

10.

Files and statements: prepare and deliver to the Assignee (i) by the fifth business day before each Offer Date the related Changes in Master Data and Ceiling File, if necessary and (ii) at each Offer Date, together with any proposed Assignment Agreement, a copy of the New Invoices File (which takes into account any exclusions that might be communicated to the Assigner by the Assignee), all in accordance with the terms and conditions stated in Attachment 3 (Operating procedure for the sale of Eligible Receivables);

11.

Solvency certificates: at the First Calculation Date and at each Offer Date, deliver to the Assignee and the Portfolio Manager a Solvency Certificate in the terms provided in Appendix 9 (Solvency Certificate Model), dated as described in Attachment 5, i.e. not more than 20 days before the first Calculation Date or, depending on the case, the relative Offer Date (as indicated above);

12.

Chamber of Commerce certificate: at the First Calculation Date and at the Offer Date falling in March, June, September and December, deliver to the Assignee and the Servicer a certificate issued by the competent Chamber of Commerce attesting that the Assigner is not subject to insolvency proceedings, dated no more than 15 days before the first Calculation Date or, depending on the case, the relative Offer Date (as indicated above);

13.

Financial information on the Assigned Debtors: promptly notify the Assignee, the Servicer and the Portfolio Manager; at the reasonable request of the Assignee (also through the Portfolio Manager and/or the Servicer), of any information on the financial condition of an Assigned Debtor of which it is aware and which may reasonably be of interest to a creditor of the Assigned Debtor, except in cases where this may involve infringements of regulatory and/or contractual obligations regarding inside and/or confidential information;

14.

Payment instructions: not provide any information to any of the Assigned Debtors regarding each Assigned Receivable enabling the latter to make payments in non-compliance with the provisions of the Sub-Servicing Agreement;

15.

Fulfilment of obligations: perform and substantially comply, at the relevant date, with all agreements, commitments and other obligations to which it is subject in accordance with the Commercial Agreements related to the Assigned Receivables;

16.	Credit and Collection Policy:

(a)

both before and after the possible revocation of Natuzzi’s position as Sub-Servicer, meet its obligations of substantial compliance with and in accordance with the relevant aspects stated in the Credit and Collection Policy and communicate to the Assignee, the Servicer and the Portfolio Manager the changes to the Credit and Collection Policy regarding Assigned Debtors before they enter into force, in order to obtain approval from the Assignee (also through by the Portfolio Manager (which shall not be unreasonably withheld or delayed) insofar as such approval is necessary under the Transaction Documents;

(b)

following the revocation of Natuzzi’s position as Sub-Servicer and with reference to the fulfilment of obligations provided by the Commercial Agreements, execute all reasonable requests of the Assignee (also through the Portfolio Manager) aimed at the protection of its rights as creditor of the relevant Assigned Debtors;

17.

Access: allow the Assignee, the Servicer and the Portfolio Manager and their agents or representatives – following the request of the Assignee (also through the Portfolio Manager and/or the Servicer) sent with at least 15 days notice from the scheduled access date – to visit the offices of the Assigner, in designated areas that will be provided for that purpose, during normal business hours, though in ways that do not undermine the normal course of business of the Assigner, in order to:

(a)	examine the accounts, registers and documents relating to the Assigned Receivables;

(b)

verify, exclusively with the occasional and temporary aid of the staff assigned by the Assigner, that the electronic systems used by the Assigner in relation to the Assigned Receivables single out and identify each Assigned Receivable purchased by the Assignee and provide the information that it can legitimately request under this Agreement and all applicable laws and regulations;

(c)

schedule a review, by the Assignee (also through the Portfolio Manager), of its agents or representatives (including auditors by whom the Assignee may be assisted) at the expense of the Assigner or the Assignee, as applicable, in accordance with Article 18 (Audit);

18.

Absence of creation of rights: not create and prevent the creation or duration of rights of any kind (including any right arising from seizures or enforcement) to apply wholly or partly on Assigned Receivables, except if and where expressly permitted by this Agreement;

19.

No provision of Eligible Receivables: until reaching the Portfolio Aggregate Maximum, not agree to assign or transfer, and not to assign or transfer and not to sell, assign, transfer substitute in any way, make available, create encumbrances or negotiate any of the Eligible Receivables or any corresponding Commercial Agreements in favour of third parties, except for and insofar as is expressly permitted under this Agreement and, with regard to commercial Agreements, except in the case of any form of assignment of company or business unit or merger or demerger and, in any case, except as otherwise agreed in writing with the Assignee (also through the Portfolio Manager). Similarly, the Assigner undertakes as from the date of signing of this Agreement not to sell to third parties receivables that are due from the respective Eligible Debtors;

20.

Absence of action: not take any initiative or action in relation to Assigned Receivables or to commercial contracts that might compromise, impede or prohibit in whole or in part the assignability or collectability of Assigned Receivables, or which may compromise, in any other manner, the rights of the Assignee (also exercisable through the Portfolio Manager) on Assigned receivables, except if and where expressly permitted under this Agreement;

21.

Absence of waivers: not waive any rights by virtue of the Commercial Agreements and Assigned Receivables, unless in compliance with the Credit and Collection Policy or unless with the prior written consent of the Assignee (also through the Portfolio Manager) (which shall not be unreasonably withheld or delayed);

22.	Absence of proceedings: not engage in or omit to engage in any legal proceedings if such proceedings or omission thereof does not conform to the Credit and Collection Policy;

23.

Notification of proceedings: (i) notify the Assignee, the Portfolio Manager and the Servicer of the launch of any proceedings that may have a substantive adverse effect on the Assigner’s ability to fulfil its obligations in accordance with this Agreement, brought against the Assigner by its creditors, and to notify the Assignee, the Servicer and the Portfolio Manager of the court and any receiver appointed with respect to goods subject to such proceedings, where the proceedings could damage the interests of the Assignee connected with the Assigned Receivables; (ii) promptly inform the Assignee, the Servicer and the Portfolio Manager if the Assigner receives, after the Purchase Date, and with reference to the Assigned Receivables, notice of any litigation relating to such Assigned Receivables that substantially undermines its right to ownership on the Assigned Receivables;

24.

Changes to Commercial Agreements: notify the Assignee, the Servicer and the Portfolio Manager of any substantive change to the Commercial Agreements if Contracts Agreements thus amended should give rise to Legible Receivables being assigned under this Agreement and this change should have an impact on the risk of non-collection of related Eligible Receivables and on the ownership and/or the payment of the related Eligible Receivables;

25.

Changes to commercial arrangements with Assigned Debtors: notify the Assignee, the Servicer and the Portfolio Manager of any substantive changes to commercial arrangements (including any Commercial Agreements) that exist with an Assigned Debtor and which is relevant to the related Assigned Receivables, also in accordance with the provisions of the Credit and Collection Policy;

26.	Deemed Collections: conserve detailed information on all Deemed Collections;

27.	General commitments:

(a)

sign, deliver and deposit, within 10 business days – or any other term as may be reasonably necessary in order to take the necessary action in case of urgency, as communicated by the Assignee (also through the Portfolio Manager) and also given that in such cases the relevant term may not be less than 3 business days – any deed, form or document in its possession, and to implement any formalities or any action that is possible for the Assigner and that is reasonably required at any time by the Assignee (also through the Portfolio Manager), to enable it to exercise, protect, effectively maintain or prove its rights to the Assigned Receivables purchased by the Assignee, also producing, where appropriate, true copies of the relevant documentation;

(b)

exercise, in accordance with its authority under the law, of this Agreement, the rights that may put the Assignee in a position to enjoy (also through the Portfolio Manager) its rights relating to Assigned Receivables, if necessary, and in any case within the limits of and in compliance with any applicable laws or regulations; and

(c)

withhold any Collection received on Assigned Receivables after the relevant Payment Date exclusively (i) on behalf and in the interest of the Assignee and (ii) on the related Internal Collection Account in accordance with the provisions of Article 5 of the Sub-Servicing Agreement;

28.

Compensation - Non-Performance: at the request of the Assignee (also through the Portfolio Manager), compensate the Assignee or ensure that the Assignee is indemnified from all costs, damages, losses, expenses or liability (including but not limited to reasonable attorney’s fees and statutory fees) that are directly suffered by the Assignee, as documented by same (also through the Portfolio Manager), as a result of (i) non-performance by the Assigner of any of its obligations under this Agreement, or (ii) the breach of declarations and guarantees referred to in Attachment 6, part A issued by the Assigner pursuant to this Agreement, it being understood that for breaches of declarations and guarantees referred to in Attachment 6, part B the exclusively applicable rule – with the exclusion of this provision – will be Article 13 (Impaired Credits), under which the related Impaired Credits will be returned to the Assigner and the Assignee shall be entitled to receive the Amount of the Impaired Credits under the terms and conditions therein (without prejudice, in any case, to any additional damages, costs, losses and expenses, duly documented, suffered by the Assignee as direct and immediate consequence of a breach of these declarations and guarantees), provided, however, all such costs, damages, losses, expenses or liability do not result from facts or acts attributable to the Assignee;

29.

Compensation - Requests from third parties: at the request of the Assignee (also through the Portfolio Manager), compensate the Assignee or ensure that the Assignee is indemnified from all costs, damages, losses, expenses or liability (including but not limited to reasonable attorney’s fees and statutory fees) that are directly suffered by the Assignee, as documented by same (also through the Portfolio Manager), as a result of any action of any kind legitimately brought by a Debtor or by a third party against the Assignee on the basis of a Commercial Agreement and not an Assigned Receivable, provided that, in any case, all such costs, damages, losses, expenses or liability does not arise from facts or acts attributable to the Assignee;

30.

Compensation: to the extent permitted by applicable law, not take any action which might give rise to a right on the part of the Assigned Debtor to compensate, contest, obtain reimbursement, retain, or any other right that might in any way entitle the Debtor to reduce the amounts due in any capacity regarding the Assigned Receivables or legitimise for any reason the failure to pay an amount due, in relation to the Assigned Receivables, without the prior written consent of the Assignee (also through the Portfolio Manager) (which shall not be unreasonably withheld or delayed) except if and where expressly provided in the Credit and Collection Policy;

31.

Communications: provide written notice to the Assignee, the Servicer and the Portfolio Manager upon receipt of notification or as soon as otherwise becoming aware of the occurrence of a Potential Significant Event or Significant Event;

32.

Recovery of VAT on late receivables: pay the Assignee an amount equal to the VAT relative to late receivables which was effectively returned (by reimbursement or the award of a tax credit) to the Assigner by the tax authorities in relation to late receivables (and provided that) they have remained unpaid following the unsuccessful recovery activities;

33.

Information relating to Eligible Receivables and Eligible Debtors: regarding each Eligible Receivable and each Eligible Debtor, make sure that the information held in the accounting and information systems and any other information or declaration of any kind provided or to be provided to the Assignee, to the Servicer and/or the Portfolio Manager under this Agreement and the Sub-Servicing Agreement (including, for example, the information provided in the relevant New Invoices File and Changes in Master Data and Ceiling File) as evidence of, and in relation to, each Eligible Receivable and Eligible Debtor, is accurate, correct, complete in all material respects and not misleading;

34.

Breakdown of amounts received for Assigned Receivables: ensure that the amounts received for each respective Assigned Receivable and each of its component parts can be distinguished from amounts relating to other receivables received by the Assigner and from amounts relative to other Assigned

Receivables, in technical times strictly necessary to the subsequent recognition of receipt of the amounts and in any case no later than the 10th business day following receipt of the respective amounts, except in the case of payment made by cheque, for which the said period shall commence on the receipt date of the cheque;

35.

Allocation of payments: allocate any payment made by an Assigned Debtor to the Assigner, without the Assigned Debtor indicating if the payment is related to an Assigned Receivable or any other amount due to the Assigner for any reason (except in the case where the receivable to which the payment relates is otherwise positively identified by the Assigner or Sub-Servicer), according to the anteriority order of issuance of the Invoices (regarding both Assigned Receivables and Non-assigned Receivables) sent to the Assigned Debtor. It is understood that in case of bankruptcy of the Assigned Debtor and where Natuzzi has Receivables also on behalf of the Assignee, any amounts received by Natuzzi, to be realised on Assigned Receivables and non-assigned receivables, will be allocated in accordance with the provisions of the distribution plan or, if not expressly stated in the distribution plan, on a pro rata basis on the receivables held by this Assigned Debtor (whether they be Assigned Receivables or non-assigned receivables);

36.

Accounting records of the Assigner: report in its accounting records (including the VAT register) duly kept in accordance with law, the amount of Assigned Receivables, in substantially correct and complete form;

37.

Collection account: (i) except as indicated in the following paragraphs, do everything possible so that each Collection Account is credited exclusively with collections relating to Assigned Receivables; (ii) excepting withdrawals for adjustments made in accordance with Article 4.2.2 read), to not use, for any reason, any of the sums paid as Collection into the related Collection Account unless it is to make the transfer to the Assignee’s Account referred to in paragraph (iv) below; (iii) to transfer, to the related Collection Account, the Collection and any other sum received by the Assigner in relation to the Assigned Receivables under this Agreement, in the case that such amounts have not been paid by the relevant Assigned Debtor into the Collection Account, in the terms of the Sub-Servicing Agreement; (iv) to transfer to the Assignee’s Account, the Collection and any other sum received by the Assigner in relation Assigned Receivables under this Agreement, in the terms of the Sub-Servicing Agreement or, in any case, perform every other activity necessary and appropriate to allow the Sub-Servicer to fulfil the obligations assumed under the Sub-Servicing Agreement with respect to Collection management;

38.

Payment instructions: following revocation of the appointment as Sub-Servicer, promptly give instructions to Assigned Debtors and cooperate with the Assignee, the Servicer and/or the Portfolio Manager so that the Assigned Debtors pay the Collection and any other sum relating to Assigned Receivables under this Agreement directly to the Assignee’s Account pursuant to the provisions of Sub-Servicing Agreement and, in the event that after such instructions it receives Collection or other amounts relating to Assigned Receivables to a Collection Account or to another current account, to transfer all the sums to the Assignee’s Account by the deadlines indicated in the Sub-Servicing Agreement;

39.	List of Debtors: deliver to the Assignee and the Portfolio Manager the List of Debtors updated with details of the new Eligible Debtors as provided in Clause 2.1.2;

40.

Insurance Policies: (i) fulfil or ensure the fulfilment of all of its obligations required by the Insurance Policies; (ii) ensure that all Insurance policies taken out by the Assigner in relation to Assigned Receivables are validly transferred in favour of the Assignee or other beneficiary selected by the Assignee, and to deliver to the Assignee evidence of this transfer that is satisfactory to the Assignee; (iii) cooperate with the Assignee and/or any Insurance Company in relation to all the provisions of the Insurance Policies (if taken out by the Assignee), in particular for the payment of compensation due under the Insurance Policy and for the purpose of subrogation of the Insurance Company in the rights and Receivables of the insured party, also with reference to the Assigned Receivables with this Agreement (including, for example, notification of assignment to the relevant Debtor if required by the Insurance Company for the purpose of payment of compensation due under the relevant Insurance policy and/or for the purpose of subrogation of the Insurance Company); (iv) not make any amendment of the existing Insurance Policies taken out by the Assigner without the prior consent of the Assignee, provided that the Assignee shall not unreasonably withhold its prior consent in case of non-pejorative change of any Insurance Policy with respect to the risk coverage; (v) pay in full and in accordance with the terms provided by its Insurance Policy the premium and any ancillary fee for the insurance policy due to the insurance company with respect to any Insurance Policy taken out by the Assigner itself; (vi) promptly notify the Assignee of any variations by an insurance company of the Insurance Ceiling granted regarding any Eligible Debtor for the purposes of the related Insurance Policy, as well as any other relevant information received from an insurance company that could lead to a change in the credit rating of Eligible Debtors; (vii) ensure that the insurance coverage on individual Assigned Debtors as indicated in Attachment 10 is completely executable; (ix) ensure that any benefits arising from insurance policies taken out by the Assigner in relation to Assigned Receivables are validly transferred to the Assignee (also through notification of assignment to the Insurance Company) and provide the Assignee with satisfactory evidence of the transfer.

41.

Foreign Collection Account: set up with Citibank, before the First Offer Date and until the Assignee consents in writing to its revocation, an agreement under which Citibank will each evening undertake to transfer the existing deposit of each Foreign Collection Account to the Internal Collection Account in the same Eligible Currency, so that these amounts reach their respective accounts on the next business day and are fully available.

42.

Information on delays or interruptions in payments: on the occurrence of one of the cases contemplated by Article 2.4.2, letter. (f), in the case where the relevant Assigned Debtor delays or interrupts payments of Assigned Receivables, promptly give the Assignee written notification of this circumstance, in any case no later than three weeks from the first missed payment, indicating the reasons for the dispute or exception.

43.

Outstanding Amounts: regarding which, during the Revolving Period: a) the Outstanding Amount of Assigned Receivables in euro does not fall below €1.5 million (one point five million euro); and b) the Outstanding Amount of Assigned Receivables in United States dollars does not fall below $3.5 million (three point five million United States dollars).

ATTACHMENT 8 - RELEVANT EVENTS

Part A

Relevant events in favour of the Assignee

The occurrence of each of the following events in relation to the Assigner and the Sub-Servicer, as the case may be, shall constitute a Relevant Event in favour of the Assignee:

1.

Non-payment: the Assigner or the Sub-Servicer is, for any reason, in default: (i) in relation to the payment of any amount due pursuant to a Transaction Document that it is party to and/or (ii) in relation to the payment of takings by the date due unless such default (a) is the result of a technical or administrative delay or an error in the transfer of funds or (b) is remedied within 7 Working Days to the satisfaction of the Assignee (even through. the Portfolio Manager);

2.

Non-Performance of obligations: the Assigner or the Sub-Servicer is in default of any obligation to perform (other than the obligation to pay which is treated in the preceding point 1) or not to perform a task as provided in this Agreement or in each of the other Transaction Documents of which it forms part, and such non-performance is not of minor importance with respect to interest and the rights of the Assignee pursuant to Article 1455 of the Italian Civil Code and not remedied within 15 Working Days from the date of notification that, for such purposes, must be made in accordance with Article 1454 of the Italian Civil Code by the Assignee (even through the Portfolio Manager) to the Assigner or the Sub-Servicer, as the case may be, with a request to remedy the above mentioned non-performance within said term and with a warning that failure to remedy would cause termination;

3.

Erroneous declarations: without prejudice to Article 13 (Impaired Credits), any declaration or warranty issued by the Assigner or the Sub-Servicer that proves not to be correct and/or complete in each substantial aspect as of the date of issue and for which such lack of accuracy and/or completeness is not remedied in accordance with Article 13.1 whenever such provisions are applicable; it is understood that the lack of accuracy/completeness of any declaration or warranty in Part A of Attachment 6 - which, in accordance with the provisions of this Attachment 8, Part C, is remedied within the subsequent 15 Working Days from the date on which the Assignee (even through of the Portfolio Manager) had notified it - shall not constitute a Relevant Event.

4.

Invalidity: when the validity of a sale and the transfer of Credit from the Assigner and the Assignee or the possibility to object to the assignment to third parties is disputed by anybody (including the Assigner or the Assigned Debtors) on sound legal grounds as demonstrated and proved by legal advice obtained by the Assigner and the Assignee from a Law Firm of unquestionable reputation jointly selected by the Parties;

5.

Insurance Policy: failure to renew an Insurance Policy that causes the absence of an insurance cover against the risk of non-payment of the Assigned Credit, or the substitution of the Insurance Company with another one that is not agreeable to the Assignee;

6.	Insolvency: the Assigner or the Sub-Servicer is declared insolvent;

7.

Cross-default: the occurrence of an event as a result of which any debt in the name of the Assigner or any Company controlled by the Assigner or in any case belonging to the Natuzzi Group for an outstanding amount that is equal to or greater than EUR 1,000,000.00, must be paid back or reimbursed before its expiry date and that - according to the reasonable opinion of the Assigner (even through the Portfolio Manager) - involves a deterioration of the financial terms and conditions of the Assigner and/or the Natuzzi Group;

8.	Changes in business activity: the Assigner ceases to sell its products in Italy and in the country of residence of the Assigned Debtors;

9.

Significant negative changes: a change in the financial terms and conditions of the Assigner that significantly jeopardizes the possibility of having the Assigned Credits cashed or collected by legal proceedings or that is detrimental for the interest of the Assignee in another substantial manner in the context of the Assigned Credit;

10.	Revocation of the Assigner as a Sub-Servicer: a Sub-Servicer revocation event has occurred pursuant to the Sub-Servicing Agreement;

11.

Changes in the Law: a change in the Law (both Italian and foreign and also at a regulatory level) governing the reference sector of Assigned Credits that has the direct effect of delaying or jeopardizing, in a substantial manner, the recovery of the Assigned Credits;

12.

DSO: considering the Calculation Date that falls in November 2015 (included), or at every Calculation Date of each month, the average between (i) the DSO as determined for such Calculation Date, and (ii) the DSO as determined at the two Calculation Dates immediately preceding such Calculation Date, is greater than or equal to 100 days with the value of such average remaining the same even at the Calculation Date immediately following the one for which it was calculated;

13.

6M Default Ratio: considering the Calculation Date that falls in November 2015 (included) or, subsequently, at every Calculation Date of each month, the average between (i) the 6M default Ratio as determined for such Calculation Date, and (ii) the 6M Default Ratio as determined at the two Calculation Dates immediately preceding such Calculation Date, is greater than or equal to 3%;

14.

Overdue Amount: considering each Calculation Date, the Outstanding Amount of Assigned Credits, calculated as the sum of all the Assigned Credits that are overdue by more than 90 days at such Calculation Date, except for: (a) Credits for which insurance indemnity was paid by the Insurance Company and/or (b) Credits for which the Invoice Due Date has been extended in accordance with the Transaction Documents and/or (c) any Invoices that are incorrect and/or pending offset and/or in dispute, as duly documented by the Assignee, is greater than EUR 750,000.00 for more than 30 consecutive days; it is understood that such circumstance is considered a Relevant Event exclusively for the purpose of cause for termination by Assignee.

15.

Indirect tax: introduction of indirect tax applicable in arrears to the transfer of ownership of the Assigned Credits pursuant to specific legislation of a country other than Italy. It is understood that such occurrence is considered a Relevant Event exclusively for the purpose of cause for termination by Assignee.

Moreover, it is also agreed between the Parties that each Relevant Event in favour of the above identified Assignee is exclusively in the interest, and for the benefit, of the Assignee who may, at such Assignee’s sole discretion, decide to exercise or otherwise any related rights against the Assigner.

Part B

Relevant events in favour of the Assigner

The occurrence of each of the following events, shall constitute a Relevant Event in favour of the Assigner:

1.

Non-Payment of the Purchase Price: following the finalization of the Assignment Agreement, the Assignee being for any reason in default with respect to the payment of the Purchase Price (as determined in accordance with Attachment 4 (Calculation of the Purchase Price)) unless such default (a) is the result of a technical or administrative delay or an error in the transfer of funds and (b) is remedied within 7 Working Days to the satisfaction of the Assigner;

2.

Non-Payment: without prejudice to the previous Paragraph 1, the Assignee being for any reason in default with respect to the payment of any amount due according to each Transaction Document, unless such default (a) is the result of a technical or administrative delay or an error in the transfer of funds and (b) is remedied within 7 Working Days to the satisfaction of the Assigner;

3.

Non-Performance of obligations: the Assignee being in default of any obligation to perform (other than the obligation to pay which is treated in the preceding points 1 and 2) or not to perform a task as provided in this Agreement or in each of the other Transaction Documents, with such non-performance not being of minor importance with respect to interest and the rights of the Assigner pursuant to Article 1455 of the Italian Civil Code and not being remedied within 15 Working Days from the date of notification that, for such purposes, must be made in accordance with Article 1454 of the Italian Civil Code by the Assigner to the Assignee and the Portfolio Manager with a request to remedy the above mentioned non-performance within said term and with a warning that failure to remedy would cause termination;

4.

Conduct of the Substitute Sub-Servicer and/or the Assignee: criminal investigations are undertaken by the Judicial Authorities in relation to facts related to the management of the Assigned Credits by the Substitute Sub-Servicer and/or the Assignee, or said facts give rise to investigations and inquiries by other authorities such as, for example, the Italian Antitrust Authority or the Italian Authority for the Protection of Personal Data;

5.	Incorrect declarations: any declaration or warranty issued by the Assignor in the Sub-Servicing Agreement that proves not to be correct in each substantial aspect as of the date it was issued.

It is understood and agreed between the Parties that each Relevant Event in favour of the above mentioned Assigner is in the exclusive interest, and for the benefit, of the Assigner who may, at the Assigner’s sole discretion, decide to exercise or otherwise any related rights against the Assignee.

Part C

Consequences of a Relevant Event

Following the occurrence of a Relevant Event, the interested Party (even through the Portfolio Manager when the Assignee is concerned) who becomes aware of such circumstances must promptly notify the other Party, in writing, of such occurrence of a Relevant Event, and assigning to it a grace period of not less than 15 Working Days pursuant to the provision of this Agreement to the extent, depending on the case in question, that such provision can be applied. Upon expiration of such period as provided in the aforementioned notification without remedy, the Assignee (even through the Portfolio Manager where it concerns the Assignee) or the Assigner as the case may be, and without prejudice to the following provisions, may send a written notice of termination/withdrawal to the other Party (“Notice of Termination/Withdrawal”).

Following Notice of Termination/Withdrawal and after serving a warning to comply, where necessary, the Revolving Period terminates as of the date of receipt of such termination notice and:

(a)

the Assigner will no longer be authorized to offer Credit pursuant to this Agreement and the Assignee will no longer be obliged to accept any such offers (without prejudice to the effect of the assignment of Eligible Credit Portfolios that were finalized prior to the Notice of Termination/Withdrawal being served);

(b)

The Assigner shall definitively cease to fulfil the role of Assigner pursuant to this Agreement as of the date of receipt of the Notice of Termination/Withdrawal and, whenever necessary, the warning to comply, even though the legal effects of the declarations and the warranties issued, and the commitments undertaken by the Assigner with reference to Assigned Credits that were assigned prior to the Notice of Termination/Withdrawal being served that have not been completely fulfilled, executed or exercised shall survive as long as there subsist any of such Assigner’s obligations or Assignee’s rights (even through the Portfolio Manager where it concerns the Assignee) arising from this contract; and

(c)

the provisions of Article 9 (Revocation of the Appointment of a Sub-Servicer) of the Sub-Servicing Agreement shall apply and the Assignee (even through the Portfolio Manager where it concerns the Assignee) may immediately, or at any later time, revoke the appointment of Natuzzi as a Sub-Servicer, taking into account that the legal effects of the declarations and warranties issued and the commitments undertaken by the Sub-Servicer pursuant to the Sub-Servicing Agreement survive as long as there subsist any Sub-Servicer obligations or Assignee’s or Servicer’s rights under the above mentioned Sub-Servicing Agreement that have not been completely fulfilled, executed or exercised and in any case referred to Credits that were assigned prior to the Notice of Termination/Withdrawal being served.

ATTACHMENT 9 - SOLVENCY CERTIFICATE FORM

[ON ASSIGNER LETTERHEAD]

To:

Muttley S.r.l.

Via Alessandro Pestalozza, No. 12-14

20131 Milan

Email: [*]

Fax: +39 [*]

For the attention of the Sole Director [location], [date]

Re: Solvency Certificate

To whom it may concern,

The definitions in the frame receivables assignment contract dated [*] (the “Agreement”) apply to this certificate.

The undersigned, in his capacity as a special legal representative of Natuzzi S.p.A (the “Company”), hereby certifies for and on behalf of the Company that, on the basis of appropriate analysis of the company books, registers and accounts (kept for management purposes as well as per legal obligation) that was conducted:

(a)

as of the date of this certificate, the Company is not insolvent and there is no evidence indicating that the Company may be in danger of becoming insolvent merely because of the fact that it has entered into the Agreement or because it has to fulfil any obligation as provided in the Agreement;

(b)

as of the date of this certificate, there are no pending legal actions promoted by creditors of the Company, that have not been contested in good faith and that are totally or partially outstanding and that, if settled, can cause the Company to become insolvent, taking into account the financial resources that will be available at the date when such obligation could become due.

(c)

as of the date of this certificate, (i) no Company action has been undertaken or is pending and no other activity has been initiated or filed by the Company and no legal action has been promoted or is pending or, as far as is known, is threatened (unless the Company in good faith is contesting such action, phase or proceedings) for bankruptcy, for a general suspension of payments, for liquidation, dissolution, extraordinary administration or restructuring with the objective of liquidation related to the management of insolvency (and in any case different from liquidation, dissolution, administration or restructuring in a state of solvency), (ii) no transactions or agreements have been underwritten with all or substantially all of the Company creditors because of financial difficulties and (iii) no curator, extraordinary administrator or officer with similar administrative functions has been appointed for the Company or for all of the Company’s assets, companies or property. No event that is equivalent to the above mentioned circumstances has occurred in accordance with the Laws of any jurisdiction where the Company operates;

(d)

as of the date of this certificate, there is no knowledge of any fact or circumstance indicating (i) that the situations indicated in Paragraphs (a), (b) or (c) above can occur; or (ii) that Company operations could not carry on for a period of at least three (3) months starting from the date of this certificate.

Moreover, the undersigned confirms that there have not been any changes in shareholder composition of Natuzzi S.p.A..

Yours faithfully,

Natuzzi S.p.A.

Special Legal Representative

Dr. Vittorio Notarpietro

ATTACHMENT 10

LIST OF DEBTORS

Customer code	Company Name	VAT number	Country	Currency	Credit Insurance Cover (Euro)	Coverage Percentage
2000004099	MACY’S MERCHANDISING CORPORATION	831083055	United States	USD	18,000,000.00	85%
2000001468	IKEA SUPPLY AG		Switzerland	EUR	12,000,000.00	85%
2000004747	HUDSONS BAY CO	200091189	Canada	CAD	3,000,000.00	85%
2000003595	THE BRICK WAREHOUSE LP	207209172	Canada	CAD	1,200,000.00	85%
2000003800	RAYMOUR & FLANIGAN	13273065	United States	USD	4,404,000.00	85%
2000003594	BAERS FURNITURE CO. INC.	44919884	United States	USD	1,800,000.00	85%
2000009251	XXXLUTZ KG	ATU65296645	Austria	EUR	1,200,000.00	85%
2000003801	RTG FURNITURE CORP	621620830	United States	USD	1,600,000.00	85%
2000013514	BDSK Handels GmbH & Co. KG	DE279448078	Germany	EUR	900,000.00	85%
2000000179	EL CORTE INGLES S.A.	ESA28017895	Spain	EUR	4,500,000.00	85%
2000003689	NEBRASKA FURN MART	7875040	United States	USD	1,600,000.00	85%
2000000931	WESTERN FURNITURE L.L.C.	228011	United Arab Emirates	EUR	1,100,000.00	80%
2000004293	JC PERREAULT INC.		Canada	CAD	440,000.00	85%
2000003694	STAR FURNITURE COMPANY INC.		United States	USD	480,000.00	85%
2000000070	ALMUTLAQ FURNITURE CO. LTD.	1353-1010015502	Saudi Arabia	EUR	1,300,000.00	80%
2000003868	ART VAN FURNITURE INC		United States	USD	200,000.00	85%
2000007668	BUT INTERNATIONAL	FR65722041860	France	EUR	600,000.00	85%
2000000050	BARKER & STONEHOUSE LTD	GB779700489	United Kingdom	GBP	500,000.00	85%
2000000274	STERLING FURNITURE GROUP LTD	GB271464067	United Kingdom	GBP	450,000.00	85%
2000000681	KHG GMBH & CO. KG	DE811755980	Germany	EUR	2,000,000.00	85%
2000011324	The TJX Companies Inc.	6955215	United States	USD	1,000,000.00	85%
2000004295	SANDY’S FURN LTD (United Blvd)	209932045	Canada	CAD	910,000.00	85%
2000003668	JORDAN’S FURNITURE CO	19678168	United States	USD	590,000.00	85%
2000004214	AMEUBLEMENTS TANGUAY INC.	202057345	Canada	CAD	450,000.00	85%
2000003641	INNOVATION FURNITURE. (40 ft)	28582401	United States	USD	300,000.00	85%
2000000608	Jan VESELY - CORRECT INTERIOR	CZ6904204747	Czech Republic	EUR	100,000.00	80%
2000000819	FISHPOOLS LTD.	GB689932658	United Kingdom	GBP	380,000.00	85%
2000003623	HAYNES FURNITURE CO. INC.	8956096	United States	USD	1,230,000.00	85%
2000000766	HARDECK MOEBEL GMBH & CO KG	DE124081444	Germany	EUR	400,000.00	85%
2000004301	INSPIRATION FURNITURE INC.	201171258	Canada	CAD	304,000.00	85%
2000011519	KRUUNKALUSTE OY	F123548925	Finland	EUR	200,000.00	85%
2000000165	MEUBELEN GOVA PVBA	BE0404022915	Belgium	EUR	1,000,000.00	85%
2000001340	DARLINGS OF CHELSEA	GB848675372	United Kingdom	GBP	200,000.00	85%
2000000242	HANS SEGMUELLER POLSTERMOEBELFABRIK	DE127334433	Germany	EUR	500,000.00	85%
2000000887	FINKE DAS ERLEBNIS EINRICHTEN GMBH	DE126318157	Germany	EUR	350,000.00	85%
2000001503	Morans Homezone Ltd	IE6416021E	Ireland	EUR	150,000.00	80%
2000004553	COSTCO WHOLESALE CANADA LTD	252875349	Canada	USD	3,640,000.00	85%

2000000846	MAROS, d.o.o.	SI96863293	Slovenia	EUR	200,000.00	75%
2000004500	COSTCO WHOLESALE CORPORATION	103391843	United States	USD	1,370,000.00	85%
2000000839	ZURBRUEGGEN WOHN ZENTRUM GMBH	DE124898876	Germany	EUR	450,000.00	85%
2000000375	ROBERT MAILLEUX ET FILS SA	BE0420382063	Belgium	EUR	200,000.00	85%
2000017947	CONFORAMA SA	CHE116304529	Switzerland	EUR	200,000.00	85%
2000000076	KIKA-MÖBELHANDEL S GMBH	ATU19872305	Austria	EUR	310,000.00	85%
2000010887	HOUSING UNITS LIMITED	GB732801846	United Kingdom	GBP	200,000.00	85%
2000000492	EUROSHOP BVBA KERCKOF GEBROEDERS	BE0405574123	Belgium	EUR	500,000.00	85%
2000000662	MEUBELHAL LOUIS MOENS + ZOON NV	BE0413640662	Belgium	EUR	480,000.00	85%
2000000447	FORM LTD	MT11637611	Malta	EUR	150,000.00	85%
2000004614	SCHNEIDERMANS FURNITURE INC	22779755	United States	USD	150,000.00	85%
2000011776	CONFORAMA FRANCE	FR37414819409	France	EUR	4,500,000.00	85%
2000004773	THE ROOM STORES - PHOENIX	807541479	United States	USD	250,000.00	85%
2000017913	Lesnina H.d.o.o.	HR36998794856	Croatia	EUR	500,000.00	70%
2000000243	NV MEUBELFABRIEK HILAIRE JONCKHEERE	BE0405986570	Belgium	EUR	500,000.00	85%
2000000251	MOEBEL INHOFER GMBH & CO. KG.	DE130838626	Germany	EUR	380,000.00	85%
2000003784	FURNITURELAND SOUTH (ASO)	53487807	United States	USD	200,000.00	85%
2000003657	EL DORADO FURNITURE CORPORATION	45467230	United States	USD	728,000.00	85%
2000000558	TOP INTERIEUR NV	BE0400656025	Belgium	EUR	1,000,000.00	85%
2000000823	LEE LONGLAND E CO.LTD	GB614336070	United Kingdom	GBP	250,000.00	85%
2000000595	ELIZABETH MILLS FURNISHING CENT.LTD	GB291122972	United Kingdom	GBP	150,000.00	85%
2000000326	A.R. STOCKTON + CO. LTD.	GB147248458	United Kingdom	GBP	200,000.00	85%
2000002993	PONSFORD LTD	GB2000000409	United Kingdom	GBP	200,000.00	85%
2000012006	DSM, s.r.o.	SK2020066312	Slovakia	EUR	60,000.00	85%
2000015582	Easa Saleh Al Gurg Group LLC	569075	United Arab Emirates	EUR	170,000.00	80%
2000000189	MOEBEL PFISTER AG	100023	Switzerland	EUR	1,000,000.00	85%
2000000273	KURT LUDWIG GMBH	ATU14619402	Austria	EUR	160,000.00	85%
2000001316	COSTCO WHOLESALE UK LIMITED	GB650186252	United Kingdom	GBP	900,000.00	85%
2000000205	TOPMART N.V.	BE0422388973	Belgium	EUR	200,000.00	85%
2000008405	Designers Choice Inc. (40ft)	37597656	United States	USD	210,000.00	85%
2000003706	COLDER’S	23375504	United States	USD	200,000.00	85%
2000004136	PEERLESS FURNITURE	71982680	United States	USD	243,000.00	85%
2000000142	MEUBELEN VERBERCKMOES NV	BE0449150778	Belgium	EUR	400,000.00	85%
2000001022	WESTERN HOME FURNISHINGS INTER.	PL9720195077	Poland	EUR	50,000.00	80%
2000011428	VINTAGE 44	FR36531014868	France	EUR	35,000.00	85%
2000001062	ODRADA INTERIEUR N. V. BE469579077	BE0469579077	Belgium	EUR	500,000.00	85%
2000016752	MOR FURNITURE FOR LESS	56587512	United States	USD	200,000.00	85%
2000015190	ALBERT GRAHAM LIMITED	GB286481815	United Kingdom	GBP	100,000.00	85%

2000009755	MORRES WONEN HULST B.V.	NL009005432B01	Netherlands	EUR	200,000.00	85%
2000003737	DILLARD’S INC.	4867198	United States	USD	490,000.00	85%
2000000084	BEADLE & CROME LTD	GB614558732	United Kingdom	GBP	100,000.00	85%
2000000271	GAVERZICHT MEUBELGALERIJEN NV	BE0416607674	Belgium	EUR	400,000.00	85%
2000000152	NIBEMA N.V.	BE0422508739	Belgium	EUR	300,000.00	85%
2000001098	NOVI OBLIK d.o.o. za trgovinu	HR49509350344	Croatia	EUR	100,000.00	70%
2000001077	MAGENTI M SL	ESB17645342	Spain	EUR	150,000.00	85%
2000001155	VALENTIN SANCHEZ DESCANS S.L.	ESB53355632	Spain	EUR	40,000.00	85%
2000008622	FURNITALIA, INC.	607447864	United States	USD	150,000.00	85%
2000001583	SARL STYLEE	FR80498409820	France	EUR	100,000.00	85%
2000000402	EINRICHTUNGSHAUS OSTERMANN GMBH &	DE126882466	Germany	EUR	500,000.00	85%
2000004350	BRAULT & MARTINEAU INC.	202145694	Canada	CAD	500,000.00	85%
2000006342	STOKERS LTD.	GB165868124	United Kingdom	GBP	170,000.00	85%
2000011081	HG Grawe Supportarseli	DE273235264	Germany	EUR	70,000.00	85%
2000001726	TIVOLI GROUP	6162	Qatar	EUR	180,000.00	80%
2000011159	ANDERSONS HOUSE FURNISHERS (INVERURI	GB742971218	United Kingdom	GBP	80,000.00	85%
2000000626	MEUBELEN PONSAERTS NV	BE0416506419	Belgium	EUR	180,000.00	85%
2000000570	MOEBEL MARTIN GMBH & CO. KG	DE148098740	Germany	EUR	300,000.00	85%
2000000277	GILLIES OF BROUGHTY FERRYLTD	GB268792403	United Kingdom	GBP	200,000.00	85%
2000002047	D.CHRISOSTOMOU	GB536707923	United Kingdom	GBP	100,000.00	85%
2000000811	MOEBEL SCHULENBURG GMBH & CO. KG	DE134524415	Germany	EUR	150,000.00	85%
2000000865	LENLEY’S FURNISHERS	GB201519313	United Kingdom	GBP	100,000.00	85%
2000001139	UNION COMMERCIALE POUR L’EQUIPEMENT	FR30421118910	France	EUR	400,000.00	85%
2000008003	DODENHOF POSTHAUSEN KG	DE177367991	Germany	EUR	220,000.00	85%
2000001392	ISKU KOTIOY	FU8314964	Finland	EUR	100,000.00	85%
2000000518	FRANK KNIGHTON & SONS	GB411286285	United Kingdom	GBP	100,000.00	85%
2000013215	Leekes of Llantrisant	GB135044206	United Kingdom	GBP	500,000.00	85%
2000003803	DAN FLICKINGER, INC.	151467578	United States	USD	121,000.00	85%
2000007997	DODENHOF KALTENKIRCHEN KG	DEI 89606459	Germany	EUR	190,000.00	85%
2000000151	ROELANDT LUC MEUBELEN LUCAS	BE0582080964	Belgium	EUR	150,000.00	85%
2000014015	XXXLutz Filial	SE516407716501	Sweden	EUR	200,000.00	85%
2000016237	KEENS INTERIORS	GB331784554	United Kingdom	GBP	70,000.00	85%
2000015081	Möbelstadt Rück GmbH & Co. KG	DE120640693	Germany	EUR	80,000.00	85%
2000000632	FINKE THUERINGEN GMBH & CO. KG	DE155923590	Germany	EUR	120,000.00	85%
2000000198	N. V. ZIT-IDEE + DROOM IDEE	BE0427833148	Belgium	EUR	200,000.00	85%
2000012358	H&H RETAIL LIMITED	GB695474580	United Kingdom	GBP	100,000.00	85%
2000001152	MASTER PIEL CONFORT SA	ESA58579947	Spain	EUR	50,000.00	85%
2000000979	HOFMEISTER GMBH - EINRICHTUNGSHAUS	DE144993850	Germany	EUR	160,000.00	85%
2000012652	Kika Nabytek S.R.O.	CZ27127133	Czech Republic	EUR	100,000.00	80%
2000000561	MEUBELSHOPPING 2000 NV	BE0436059045	Belgium	EUR	200,000.00	85%
2000000597	ASKO Nabytek s.r.o.	CZ41193946	Czech Republic	EUR	80,000.00	80%
2000001453	MEO D.O.O. ZA TRGOVINU NAMJESTAEM	HR41347214480	Croatia	EUR	50,000.00	70%

2000000740	BRAUN MOEBEL CENTER GMBH + CO KG	DE146885948	Germany	EUR	207,000.00	85%
2000000160	NV DE VERENIGDE MEUBELFABRIEKEN	BE0436138130	Belgium	EUR	100,000.00	85%
2000000231	NIJMAN INTERNATIONAL B.V.	NL004520142B01	Netherlands	EUR	220,000.00	85%
2000018466	AMERICAN RETAIL CORPORATION	108094186	United States	USD	400,000.00	85%
2000003817	SAM LEVITZ FURNITURE CO. INC.	35969039	United States	USD	70,000.00	85%
2000000578	JW TASKER + SON Ltd	GB174815054	United Kingdom	GBP	80,000.00	85%
2000000246	VASTIAU-GODEAU NV	BE0400922972	Belgium	EUR	300,000.00	85%
2000000043	MONIKIDS N.V.	BE0424707471	Belgium	EUR	120,000.00	85%
2000002490	ORTIZ VIZCAINO, S.L.	ESB35406560	Spain	EUR	50,000.00	85%
2000010795	ROOMES FURNITURE AND INTERIORS	GB246073175	United Kingdom	GBP	100,000.00	85%
2000006615	MOEBEL KROEGER HANDELS	DE812924424	Germany	EUR	50,000.00	85%
2000016992	Katowickie Przedsiębiorstwo	PL6340197476	Poland	EUR	350,000.00	80%
2000002929	MACALLISTER FURNISHINGS LTD.	GB296540136	United Kingdom	GBP	150,000.00	85%
2000017872	Möbel Schulenburg Vertriebs GmbH	DE116633278	Germany	EUR	50,000.00	85%
2000004183	THREE J CORPORATION	69986487	United States	USD	50,000.00	85%
2000003202	EASTSLEEP LTD.	GB188550723	United Kingdom	GBP	50,000.00	85%
2000000966	MEUBELEN TORREKENS NV	BE0414673020	Belgium	EUR	250,000.00	85%
2000000025	GLASSWELLS LTD	GB102720426	United Kingdom	GBP	35,000.00	85%
2000000256	WOHN-CENTER SPILGER GMBH & CO.	DEI31878089	Germany	EUR	90,000.00	85%
2000000847	RALF PETER WALLACH MOEBELHAUS GMBH	DE115123867	Germany	EUR	50,000.00	85%
2000000325	LAMBERMONT & FILS SA	BE0439131074	Belgium	EUR	450,000.00	85%
2000002546	SOFACTORY S.L.U.	ESB01339902	Spain	EUR	40,000.00	85%
2000014412	JARROLDS	GB651059646	United Kingdom	GBP	80,000.00	85%
2000015341	NIETO SANCHEZ ANDALUCIA, S.L.	ESB14942452	Spain	EUR	50,000.00	85%
2000013370	NCF Furnishings Ltd	GB855934877	United Kingdom	GBP	80,000.00	85%
2000001334	SANIMEX 1 SPOLKA Z OGRANICZONA ODPO	PL6310005093	Poland	EUR	125,000.00	80%
2000003049	MOEBELHOF INGOLSTADT GMBH & CO. KG	DE258940194	Germany	EUR	50,000.00	85%
2000000497	MEUBELEN NEVEN NV	BE0439366448	Belgium	EUR	300,000.00	85%
2000018663	Möbelzentrum Pforzheim GmbH	DE295288144	Germany	EUR	50,000.00	85%
2000001175	SOUTHON & CO.LTD.	GB188127832	United Kingdom	GBP	50,000.00	85%
2000001184	ARKA ALEKSANDER CZARNY I WSPOLNICY	PL6780029464	Poland	EUR	400,000.00	80%
2000000173	PRIMALUX NV	BE0406766926	Belgium	EUR	200,000.00	85%
2000000934	FINKE OBERHAUSEN GMBH &CO KG	DE247738883	Germany	EUR	80,000.00	85%
2000002769	MOEBEL WANNINGER E.K. /MOEBEL-CENTE	DE2000001065	Germany	EUR	90,000.00	85%
2000001208	PARK FURNISHERS (BRISTOL) LTD	GB303209116	United Kingdom	GBP	30,000.00	85%
2000014098	CONCEPT LIVING LIMITED T/A LOFT LIV	GB988225572	United Kingdom	GBP	50,000.00	85%

2000000373	WILLIAM MAITLAND LTD ‘MAITLANDS’	GB265411275	United Kingdom	GBP	80,000.00	85%
2000000505	TROEF NV	BE0421093133	Belgium	EUR	100,000.00	85%
2000003153	GESTICOM C.B.	ESE38934188	Spain	EUR	100,000.00	85%
2000001111	ESPACE CUIR BENELUX	BE0425129818	Belgium	EUR	70,000.00	85%
2000015033	Rutar GmbH & Co. KG	ATU25890907	Austria	EUR	70,000.00	85%
2000002590	INTERBEL BVBA	BE0457880382	Belgium	EUR	40,000.00	85%
2000000347	ARIGHI BIANCHI + CO LTD	GB157906634	United Kingdom	GBP	80,000.00	85%
2000011074	Furn Trade GmbH	DE272686350	Germany	EUR	75,000.00	85%
2000000143	SEDIA CENTER NV + WEBA DEINZE	BE0419102950	Belgium	EUR	415,000.00	85%
2000004368	LEON’S FURNITURE LIMITED	205300379	Canada	CAD	485,000.00	85%
2000000175	SA COMPAGNIE RENNAISE D’EQUIPEMENT	FR22315843029	France	EUR	60,000.00	85%
2000013901	SOFAGER S.L.	ESB63321269	Spain	EUR	50,000.00	85%
2000003633	R.C. WILLEY HOME FURNISHING INC		United States	USD	607,000.00	85%
2000018080	BEIJING VALUE CONCEPT TRADE LIMITED		China	USD	2,300,000.00	75%
2000012473	HEFEI WANLIBAO IRON ART AND FURNITU		China	USD	200,000.00	75%

ATTACHMENT 11 - NEW INVOICES FILE MODEL

On the date of each offer the Assigner must send to the Assignee and the Portfolio Manager the New Invoices File with the following information:

New Invoices File: the file lists the invoices for the Eligible Credits assigned at each Offer Date:

key	debtor id	creditor id	Invoice/Credit_No	decree code	Credit/INVOICE_DATE	DUE_DATE	purchase_value	Amount [illegible]
O	0	F	O	F	O	O	O	O
key field is defined by the Originator who identifies the credit in a unique manner	Corresponds to the “CodOriginatorAnag” in the database listing (invoice debtor code)	Corresponds to the “CodOriginatorAnag” in the database listing (invoice creditor code)	Credit/invoice number	Payment injunction code in the case of unpaid invoices for which legal proceedings have been initiated	invoice/document/credit date	Credit due date For payments in instalments (e.g. 3 instalments); use three lines with different unique keys for the amounts with the three respective due dates	value at which the SPV buys the invoice amount - discount. Number with two decimal places, real decimal point “,”	Credit amount, instalment amount

alphanumeric	integer	integer	alphanumeric	integer	date	date	real number	real number

Credit Limit	FROM_DATE	TO_DATE	Insured credit	Amount of Capital	Amount of Interest	Amount of Expenses
F	0	F	F	F	F	F
Credit limit	assigned credit validity start date (can be set as the invoice date or the date of assignment)	Credit validity end date (dd/mm/yyyy format; blank or set to 31/12/9999 if the credit is active; otherwise the effective date of cancellation of credit)	0 (No) / 1 (Yes)	[Translator’s note: unfortunately it is not possible to translate this “label” without a reference context - Impossibile tradurre questo “messaggio“etichetta” fuori contesto]	[Translator’s note: unfortunately it is not possible to translate this “label” without a reference context - Impossibile tradurre questo “messaggio“etichetta” fuori contesto]	[Translator’s note: unfortunately it is not possible to translate this “label” without a reference context - Impossibile tradurre questo “messaggio“etichetta” fuori contesto]

real number	date	date	integer	real number	real number	real number

1

Surveillance Asset_code	Asset_code	loan_status_code	credit_purpose_code	Interest code	payment method code	ORIG_TYPE	durationid	Asset cancellation	Transaction currency	Non- performance	Concession
O	O	O	O	F	O	O	O	O*	O*	O	0
see AssetTypesSurveillance worksheet.	see AssetTypes worksheet	Credit status (see “loan Status” worksheet)	(see CreditPurpose worksheet)	Type of Rate of Interest code (see interestcodes worksheet)	Payment method code for the amounts to be cashed in by the SPV (see PaymentMethodCode worksheet)	see OriginatorType worksheet.	see OriginalTerm worksheet (Original credit term).	1 = cancelled 0 = not cancelled		To be set to: 0 = no; 1 = yes	To be set to: 0 = no; 1 = yes

integer	integer	integer	integer	alphanumeric	integer	alphanumeric	integer	integer	integer	integer	integer

				1		6

ATTACHMENT 12 - PRESENTATION OF NEW DEBTORS FILE

Field Name	Description
Assigner	Assigner
Customer code	Customer code
VAT number	Customer Tax ID
Company Name	Customer Company Name
Euler Hermes ID	Identification code assigned by the Insurance Company
Address	Address
Post Code	Post Code
City	City
Province	Province
Region	Region
Country	Country
Number of months under contract	Mm
Payment Terms	Terms of deferment of contractual payments
Revenue of the Previous Year	Revenue generated by Assigner for the Customer
Revenue of the Current Year	Revenue generated by Assigner for the Customer
Expected Revenue of the Current Year	Expected revenue generated by Assigner for the Customer
Amount of Outstanding Credit	Residual credit at the date of presentation towards the Customer
Past due Credits	Residual past due credit at the date of presentation towards the Customer
Insurance Credit Limit	Amount covered by the Insurance Company
Coverage Percentage	Insurance Coverage Percentage
Euler Hermes Grade	Grade assigned by the Insurance Company to the Eligible Debtor

ATTACHMENT 13 - ID DATA AND CREDIT LIMIT CHANGES FILE

Field Name	Description
Customer code	Eligible Debtor Code
Company Name	Company Name of Eligible Debtor
Euler Hermes ID	Identification code assigned by the Insurance Company
VAT number	Tax code of Eligible Debtor
Address	Address
City	City
Country	Country
Insurance Cover Yes/No	Whether or not credits with Eligible Debtor are covered by an Insurance Policy
Insurance Credit Limit	Amount covered by the Insurance Company
Coverage Percentage	Insurance Coverage Percentage
Euler Hermes Grade	Grade assigned by the Insurance Company to the Eligible Debtor
Type of Change	Indicate whether change involves identification data (Ana) or the Credit Limit (fido) or both (A/F)

*************

If you agree that the above terms and conditions reflect our agreement, please have the above text incorporated into a letter with your signature to indicate your acceptance and kindly forward the letter to the following address: Natuzzi S.p.A., Via lazzitiello No. 47, 70029, Santeramo in Colle (BA), for the attention of Dr. Vittorio Notarpietro.

Yours faithfully,

Natuzzi S.p.A.

Special Legal Representative

Dr. Vittorio Notarpietro

SIGNED

*******************

We hereby undersign this document to express our total acceptance of your proposed Framework Agreement for the Assignment of Receivables.

Muttley S.r.l.

[SIGNATURE]

Dr. Daniela Beltramelli

Legal Representative